Professional Services without software

No. 60011.C

Between

Maslow Media Group, Inc.

And

AT&T Services, Inc.

TABLE OF CONTENTS

TABLE OF CONTENTS

TABLE OF CONTENTS

1.0 Preamble

1.1 Preamble

This Agreement is between Maslow Media Group, Inc., a Virginia corporation, (hereinafter referred to as "Supplier"), and AT&T Services, Inc., a Delaware corporation, (hereinafter referred to as "AT&T"), each of which may be referred to in the singular as a "Party" or in the plural as the "Parties."

1.2 Scope of Agreement

a. Supplier shall provide to AT&T or AT&T's Customer the Material and Services described in Appendix A, subject to the terms and conditions of this Agreement and pursuant to and in conformance with Orders submitted by AT&T. The applicable price for Services or Materials is specified in Appendix B.

b. Supplier shall not reject any Order for Services or Materials described in Appendix A unless the Order includes:

   1. Delivery Dates to which Supplier has not agreed, prior to the placement of the Order, and which Supplier is unable to meet;

   2. Special Terms and Conditions to which Supplier has not agreed, prior to placement of the Order, and which are objectionable to Supplier; or

   3. Prices contrary to those established under this Agreement.

c. If Supplier rejects an Order, Supplier shall give AT&T written notice stating Supplier's reasons for rejecting the Order and the modifications, if any, that would make the Order acceptable to Supplier. Supplier shall furnish Services and Materials that conform strictly to the Specifications established under this Agreement. If Supplier is unable to tender conforming Services or Material, Supplier shall not tender non-conforming Services or Material; the Parties agree non-conforming tenders are not an accommodation to AT&T.

d. AT&T will determine, in its sole discretion, the extent to which it will market, advertise, promote or otherwise offer the Material and Services to its customers.

1.3 Term of Agreement

a. After all Parties have signed, this Agreement shall be effective on May 15, 2017 ("Effective Date"), and shall continue until October 1, 2020 ("Expiration Date") unless earlier terminated as set forth herein.

b. Any Order in effect on the date when this Agreement expires or is terminated will continue in effect until such Order either (i) expires by its own terms or (ii) is separately terminated, prior to its own scheduled expiration, as provided in this Agreement. The terms and conditions of this Agreement shall continue to apply to such Order as if this Agreement were still in effect.

2.0 Definitions

2.1 Accept or Acceptance

"Accept" or **"Acceptance"** means AT&T's acceptance of the Services or Materials ordered by AT&T and provided by Supplier as specified in the Section entitled "Delivery, Performance, and Acceptance". AT&T's Acceptance shall occur no earlier than Supplier's Delivery of Services in strict compliance with the Specifications.

2.2 Acceptance Date

"Acceptance Date" means the date on which AT&T Accepts Services or Materials.

2.3 Affiliate

"Affiliate" means a business association that has legal capacity to contract on its own behalf, to sue in its own name, and to be sued, if and only if either (a) such business association owns, directly or indirectly, a majority interest in AT&T (its "parent company"), (b) a thirty (30%) or greater interest in such business association is owned, either directly or indirectly, by AT&T or its parent company, or (c) such business association is a certain rural local telephone company that is a party to that certain Joint Operating Agreement dated as of September 28, 2000, pursuant to which AT&T Mobility LLC and such telephone company jointly conduct their respective wireless operations within MTA 006.

2.4 Agreement

"Agreement" means the written agreement between the Parties as set forth in this document and the attached appendices and shall include the terms of such other documents as are incorporated by express reference in this document and the attached appendices.

2.5 Change Order or Changes

"Change Order" or **"Changes"** means the written order to Supplier signed by AT&T's representative and Supplier, issued after the execution of an Order, authorizing a change in the Supplier's work and consisting of additions, deletions or other revisions, or an adjustment in the drawings and Specifications, or Scope of Work and which is substantially in the format shown in Appendix M.

2.6 Customer
A "**Customer**" or "**customer**" of AT&T refers to a third party, other than an Affiliate of AT&T that purchases goods, services, or licensees from AT&T.

2.7 Customer Information
"**Customer Information**" includes, but is not limited to, customer name, address, phone number, any customer or employee personal information, credit card and credit related information, health or financial information, authentication credentials, information concerning a customer's calling patterns, unlisted customer numbers, any other information associated with a customer or with persons in the household of a customer, and any information available to AT&T and/or its suppliers by virtue of AT&T's relationship with its customers as a provider of telecommunications, Internet, information or other services, including the quantity, technical configuration, location, type, destination, and amount of use of telecommunications or other services subscribed to, and information contained on the telephone bills of AT&T's customers pertaining to telephone exchange service, telephone toll service or other services received by a customer of AT&T.

2.8 Deliver or Delivery
"**Deliver**" **or** "**Delivery**" occurs (a) for Material, upon (1) AT&T's or AT&T's customer's possession of Material at the destination specified in the Order, if Supplier is not required to provide additional Services (such as installation, configuration, or modification, for example) at the destination, in connection with providing Material, or (2) Supplier's completion of such additional Services, if Supplier is required to provide such additional Services at the destination in connection with providing Material, and (b) for Services, upon complete provision of the Services.

2.9 Deliverables
"**Deliverables**" means any and all deliverables set forth in an Order or Statement of Work, which are to be provided by Supplier to AT&T pursuant to that Order or Statement of Work. Deliverables include, but are not limited to, any reports, data, designs, plans, specifications, models, prototypes, performance requirements and/or Documentation delivered pursuant to this Agreement.

2.10 Delivery Date
"**Delivery Date**" means the date on which Supplier is scheduled to complete its Delivery as established in an Order or this Agreement.

2.11 Documentation
"**Documentation**" means all documentation, including, but not limited to, user instructions and training materials provided by Supplier, its agents or its contractors.

2.12 Hardware
"Hardware" means all tangible products and equipment used to operate software and/or all tangible products and equipment provided by Supplier.

2.13 Harmful Code
"**Harmful Code**" means computer viruses, worms, trap doors, time bombs, undocumented passwords, disabling code (which renders Material unusable until a patch or new password is provided), or any similar mechanism or device. Notwithstanding the above, enabling keys which are provided by Supplier to ensure conformance to product licensing restrictions shall be permitted; however, these enabling keys may not interfere with the proper use of the Material at any time after initial installation.

2.14 Information
"**Information**", with respect to a Party, means all confidential, proprietary or trade secret information, including discoveries, ideas, concepts, know-how, techniques, processes, procedures, designs, specifications, strategic information, proposals, requests for proposals, proposed products, drawings, blueprints, tracings, diagrams, models, samples, flow charts, data, computer programs, marketing plans, Customer Information (including Internet activities, history, and/or patterns of use), employee personal information, health or financial information, authentication credentials, and other technical, financial or business information, whether disclosed in writing, orally, or visually, in tangible or intangible form, including in electronic mail or by other electronic communication.

2.15 Intellectual Property Rights
"**Intellectual Property Rights**" means all patents (including all reissues, divisions, continuations, and extensions thereof) and patent applications, trade names, trademarks, service marks, logos, trade dress, copyrights, trade secrets, mask works, rights in technology, know-how, rights in content (including performance and synchronization rights), or other intellectual property rights that are in each case protected under the Laws of any governmental authority having jurisdiction.

2.16 Laws
"**Laws**" includes all statutes, ordinances, regulations, orders, administrative rules and codes of any jurisdiction applicable to this Agreement.

2.17 Material
"**Material**" shall have the meaning given such term in a Statement of Work and shall, generally, refer to all or any portion of the work product arising out of the Services.

2.18 Order
"**Order**" means such paper or electronic records (a) as AT&T may send to Supplier for the purpose of ordering Services or Materials hereunder, or (b) as the Parties may execute for the purpose of ordering Services or Materials hereunder.

2.19 Service(s)
"**Services**" means any, and all labor or service provided in connection with this Agreement or any applicable Order, including, Supplier's (i) consultation, professional, technical, and engineering

services, creation or development of Deliverables, installation and removal services, maintenance, training, technical support, repair, programming, and on-site support ancillary to the acquisition of Material, and (ii) provision of any Services-related Material, including any Documentation. For greater certainty, software is not contemplated under this Agreement and Services *excludes* software development or any modification, alteration, enhancement or change made to software.

2.20 Special Terms and Conditions
"Special Terms and Conditions" means written terms and conditions that are (i) different from or additional to the terms and conditions set forth in this Agreement, (ii) specially negotiated by the Parties in reference to an Order, (iii) expressed in an Order or incorporated by reference to a document attached to an Order, such as a Scope of Work or Statement of Work, and (iv) executed by both Parties.

2.21 Specifications
"Specifications" means (i) Supplier's applicable specifications and descriptions, including any warranty statements, and (ii) AT&T's or AT&T's customer's requirements, specifications, and descriptions specified in, or attached to, this Agreement or an applicable Order or Statement of Work, which shall control over an inconsistency with Supplier's specifications and descriptions.

2.22 Statement of Work
"Statement of Work" has the meaning specified in the Section, "Statement of Work."

2.23 Subcontractor
"Subcontractor" or **"subcontractor"** means any person or entity (including an agent) supplying labor or materials to perform any or all of Supplier's obligations under this Agreement as well as any person or entity that is providing any type data processing services including data manipulation, data storage, data retrieval, data disposal, or other data-related services that involve AT&T or any AT&T customer's data. The terms "Subcontractor" or "subcontractor" specifically includes any person or entity at any tier of subcontractors, and shall not be limited to those persons or entities with a direct relationship with Supplier.

2.24 Supplier Financing Program
"Supplier Financing Program" shall mean a financing program in which a supplier, selected by AT&T may elect to participate and under which a bank shall offer to purchase receivables related to invoices submitted to AT&T from the selected AT&T supplier.

2.25 Work
"Work" means all or any portion, as the case may be, of the Material and Services that Supplier is supplying pursuant to this Agreement and as defined in Appendix A.

3.0 General Terms

3.1 Affiliate

An Affiliate may transact business under this Agreement and place Orders with Supplier that incorporate the terms and conditions of this Agreement; upon Supplier approval conveyed upon Supplier's acceptance of an Order.. References to "AT&T" herein are deemed to refer to an Affiliate when an Affiliate places an Order with Supplier under this Agreement, or when AT&T places an Order on behalf of an Affiliate, or when an Affiliate otherwise transacts business with Supplier under this Agreement. To the extent that the pricing under this Agreement or any Orders provides for discounts of any sort based on volume of purchases by AT&T (including percentage discounts and tier-based pricing) or requires a certain volume of purchases by AT&T, Supplier agrees to aggregate the amount of all purchases by AT&T and its Affiliates for purposes of determining any such discounts and volumes. An Affiliate is solely responsible for its own obligations, including all charges incurred in connection with such an Order or transaction. Nothing in this Agreement is to be construed to require AT&T to indemnify Supplier, or otherwise assume responsibility, for any acts or omissions of an Affiliate, nor is anything in this Agreement to be construed to require any Affiliate to indemnify Supplier, or to otherwise assume any responsibility, for the acts or omissions of AT&T or any other Affiliate.

3.2 Affordable Care Act

For purposes of the Affordable Care Act (ACA), and in particular for purposes of Section 4980H of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, with respect to each individual provided by Supplier to work on AT&T project(s) for at least thirty (30) hours per week for at least ninety (90) days, whether consecutive or not, Supplier represents and warrants that it or one of its Subcontractors is the common law employer of such individual and shall be responsible for either providing healthcare coverage as required by the ACA (to the extent applicable) or for paying any Section 4980H assessable payments that may be required for failure to provide to such individual:

(a) health care coverage, or
(b) affordable healthcare coverage,

Supplier is required to maintain for a period of ten (10) years information to show compliance with the ACA notwithstanding any other provision in this Agreement to the contrary.

3.3 Amendments and Waivers

a. The Parties may not amend this Agreement or an Order except by a written agreement of the Parties that identifies itself as an amendment to this Agreement or such Order and is signed by both Parties, or as otherwise expressly provided below in this Section. No waiver of any right or condition for the benefit of a Party is effective unless given in writing and signed by the Party waiving such right or condition for its benefit. No failure or delay in exercising any right or

remedy under this Agreement or an Order operates as a waiver or estoppel of any right or remedy; no failure or delay in requiring the satisfaction of any condition under this Agreement or an Order operates as a waiver or estoppel of any condition; and no course of dealing between the Parties operates as a waiver or estoppel of any right, remedy, or condition. A waiver on one occasion is effective only in that instance, and only for the purpose for which it is given, and is not to be construed as a waiver on any future occasion or against any Affiliate other than the Affiliate that makes such waiver.

b. AT&T's project manager may, at any time, make changes to the Scope of Work, which shall be confirmed in writing, and Supplier shall not unreasonably withhold or condition its consent. An equitable adjustment shall be made to the charges if such change to the scope substantially affects the time of performance or the cost of the Work to be performed under this Agreement. Such cost adjustment shall be made on the basis of the actual cost of the Work, unless otherwise agreed in writing.

3.4 Anticorruption Laws

Supplier hereby represents and warrants that the employees, temporary workers, agents, consultants, partners, officers, directors, members or representatives of Supplier and its Subcontractors, if any, performing Services or other activities under this Agreement (each and any of the foregoing individuals, for the purpose of this Section, a "Supplier Representative") shall comply with the US Foreign Corrupt Practices Act and all applicable anticorruption laws (including commercial bribery laws). Supplier Representatives shall not directly or indirectly pay, offer, give, promise to pay or authorize the payment of any portion of the compensation received in connection with this Agreement or any other monies or other things of value in connection with its performance to a Government Official, as such term is defined below, to obtain or retain business or secure any improper advantage nor shall it permit such actions by a third party in connection with this Agreement. For purposes of this Section, "Government Official" means: (i) an officer or employee of any government or any department, agency, or instrumentality thereof, including government-owned or government-controlled commercial entities; (ii) an officer or employee of a public international organization; (iii) any person acting in an official capacity for or on behalf of any government or department, agency, or instrumentality or public international organization; (iv) any political party or official thereof; (v) any candidate for political office; or (vi) any other person, individual or entity at the suggestion, request or direction or for the benefit of any of the above-described persons or entities.

3.5 Assignment and Delegation

Neither Party may assign, delegate, or otherwise transfer its rights or obligations under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner, without the prior written consent of the other Party, except as follows: Without securing the consent of Supplier, AT&T may assign its rights, or delegate its duties, or both, in whole or in part, to any present or future Affiliate of AT&T; to any lender providing financing to AT&T; or to any third party that assumes the operation of or otherwise acquires any substantial

portion of the business of AT&T affected by this Agreement or an Order; and Supplier may subcontract its performance subject to the Section herein entitled "Work Done by Others". Each Party may assign its right to receive money due hereunder, but any assignment of money will be void to the extent (i) the assignor fails to give the non-assigning Party at least thirty (30) days prior written notice, or (ii) the assignment purports to impose upon the non-assigning Party additional costs or obligations in addition to the payment of such money, or (iii) the assignment purports to preclude AT&T from dealing solely and directly with Supplier in all matters pertaining to this Agreement. Any assignment, delegation or transfer for which consent is required hereby and which is made without such consent given in writing will be void.

3.6 Compliance with Laws

Supplier shall comply with all Laws attendant upon Supplier's performance under this Agreement and AT&T's or its customers' utilization of the Materials and/or Services. Supplier shall procure all approvals, bonds, certificates, insurance, inspections, licenses, and permits that such Laws require for the performance of this Agreement. Supplier shall create and maintain any necessary records, provide any certificate, affidavit or other information or documentation requested or as otherwise required by AT&T: (a) to show compliance by Supplier and its Subcontractors with Laws; (b) necessary for AT&T to comply or otherwise establish AT&T's compliance with Laws; or (c) to allow AT&T to timely respond to any complaints, filings, or other proceedings.

3.7 Construction and Interpretation

a. This Agreement has been prepared jointly and has been the subject of arm's length and careful negotiation. Each Party has been given the opportunity to independently review this Agreement with legal counsel and other consultants, and each Party has the requisite experience and sophistication to understand, interpret and agree to the particular language of its provisions. Accordingly, the drafting of this Agreement is not to be attributed to either Party.

b. Article, Section and paragraph headings contained in this Agreement are for reference purposes only and are not to affect the meaning or interpretation of this Agreement. The word "include" in every form means to include without limitation by virtue of enumeration and a derivative of a defined term shall have the meaning appropriate to the context of its use. Whenever this Agreement refers to a consent or approval to be given by either Party, such consent or approval is effective only if given in writing and signed by the Party giving approval or consent. The use of singular words includes the plural and vice versa.

3.8 Cumulative Remedies

The rights and remedies of the Parties set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity, by statute or otherwise, except in those cases where this Agreement or an Order specifies that a particular remedy is sole or exclusive, but neither Party may retain the benefit of inconsistent remedies. No single or partial exercise of any right or remedy with respect to one breach of this Agreement or any Order

precludes the simultaneous or subsequent exercise of any other right or remedy with respect to the same or a different breach.

3.9 Delivery, Performance and Acceptance

Services performed by Supplier shall be deemed to be Accepted by AT&T when Services are performed to AT&T's reasonable satisfaction. Payments, including progress payments, if any, shall not be construed as Acceptance of Services performed up to the time of such payments. AT&T shall notify Supplier promptly of any Services considered to be unsatisfactory. Supplier shall, at no charge to AT&T, work to replace the applicable workers. With respect to Services which will be provided on a daily basis, AT&T will be required to pay for those daily Services provided for that day, unless the dissatisfaction is reported in the first four (4) hours of work. If such unsatisfactory Services have not been corrected within a reasonable time (not to exceed ten (10) working days from date of notification), AT&T may, in addition to all other rights and remedies provided by law or this Agreement, terminate this Agreement and/or any affected Order.

3.10 Entire Agreement

This Agreement constitutes the final, complete, and exclusive expression of the Parties' agreement on the matters contained in this Agreement. All prior written and oral negotiations and agreements, and all contemporaneous oral negotiations and agreements, between the Parties on the matters contained in this Agreement are expressly merged into and superseded by this Agreement. The Parties do not intend that the provisions of this Agreement be explained, supplemented, or qualified through evidence of trade usage or any prior course of dealings or any course of performance under any prior agreement. In entering into this Agreement, neither Party has relied upon any statement, estimate, forecast, projection, representation, warranty, action or agreement of the other Party except for those expressly contained in this Agreement. There are no conditions precedent to the effectiveness of this Agreement other than any expressly stated in this Agreement.

3.11 Force Majeure

a. A Party is excused from performing its obligations under this Agreement or any Order if, to the extent that, and for so long as:

   i. such Party's performance is prevented or delayed by an act or event (other than economic hardship, changes in market conditions, insufficiency of funds, or unavailability of equipment and supplies) that is beyond its reasonable control and could not have been prevented or avoided by its exercise of due diligence; and
   ii. such Party gives written notice to the other Party, as soon as practicable under the circumstances, of the act or event that so prevents such Party from performing its obligations.

b. By way of illustration, and not limitation, acts or events that may prevent or delay performance (as contemplated by this Section) include: acts of God or the public enemy, acts of civil or

military authority, terrorist acts, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, and extreme weather events.

c. If Supplier is the Party whose performance is prevented or delayed and not resumed within ten (10) business days, AT&T may elect to:

   i. Terminate this Agreement and the affected Order, in whole or in part, without any liability to Supplier, or
   ii. suspend this Agreement and the affected Order or any part thereof for the duration of the delay; and (at AT&T's option) obtain Work elsewhere and deduct from any commitment under this Agreement or such Order the quantity of the Work obtained elsewhere or for which commitments have been made elsewhere; and resume performance under this Agreement or such Order when Supplier resumes its performance; and (at AT&T's option) extend any affected Delivery Date or performance date up to the length of time Supplier's performance was delayed or prevented. If AT&T does not give any written notice within thirty (30) days after receiving notice under this Section that Supplier's performance has been delayed or prevented, this option (ii) will be deemed to have been selected.

3.12 Governing Law

The laws of the State of Texas (excluding any laws that direct the application of another jurisdiction's law) govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including its validity, interpretation, construction, performance, and enforcement.

3.13 Government Contract Provisions

a. To the extent that Supplier's performance is subject to certain executive orders (including E.O. 11246 and E.O. 13201) and statutes (including Section 503 of the Rehabilitation Act of 1973, as amended; the Vietnam Era Veteran's Readjustment Assistance Act of 1974; Section 8116 of the Defense Appropriations Act for Fiscal Year 2010 (Pub. L. 111-118); and the Jobs for Veterans Act) pertaining to government contractors, Supplier shall:

   1. comply with such executive orders and statutes, and their implementing regulations, as amended from time to time; and
   2. fulfill the obligations of a contractor under the clauses incorporated by this Section.

b. This Section incorporates the following statutes and rules:

   1. "Affirmative Action For Workers With Disabilities" (at 48 CFR §52.222-36);
   2. "Employment Reports On Special Disabled Veterans, Veterans Of The Vietnam Era, and Other Eligible Veterans" (at 48 CFR §52.222-37);

3. "Equal Employment Opportunity" (at 48 CFR §52.222-26);
4. "Equal Employment Opportunity Clause" (at 41 CFR §60-1.4(a));
5. "Equal Opportunity For Special Disabled Veterans And Veterans of the Vietnam Era" (at 41 CFR §60-250.5);
6. "Equal Opportunity for Disabled Veterans, Recently Separated Veterans, Other Protected Veterans, and Armed Forces Service Medal Veterans" (at 41 CFR §60-300.5);
7. "Equal Opportunity For Workers With Disabilities" (at 41 CFR §60-741.5);
8. "Prohibition of Segregated Facilities" (at 48 CFR §52.222-21);
9. "Small Business Subcontracting Plan" (at 48 CFR §52.219-9);
10. "Utilization Of Small Business Concerns" (at 48 CFR §52.219-8);
11. "Whistleblower Protections Under the American Recovery and Reinvestment Act of 2009" (FAR 52.203-15);
12. "American Recovery and Reinvestment Act - Reporting Requirements" (FAR 52.204-11);
13. "GAO/IG Access" (FAR 52.212-5(d) (Alt. II), FAR 52.214-26(c) (Alt. I), FAR 52.215-2(d) (Alt. I));
14. "Davis-Bacon Act" (FAR 52.222-6);
15. "Buy American Act" (FAR 52.225-21, FAR 52.225-22, FAR 52.225-23, & FAR 52.225-24);
16. "Whistleblower Protections" (Pub. L. No. 111-5, Section 1553);
17. "Award term—Reporting and registration requirements under section 1512 of the Recovery Act" (2 CFR §176.50);
18. "GAO/IG Access" (Pub. L. No. 111-5, Section 902, 1514 and 1515);
19. "Award term—Wage Rate Requirements under Section 1606 of the Recovery Act" (2 CFR §176.190); and
20. "Buy American Requirements" (2 CFR §176.140, 2 CFR §176.150, 2 CFR §176.160, & 2 CFR §176.170).

c. If an Order includes a statement that performance is intended for a government contract and incorporates additional government contracting provisions, Supplier shall also fulfill the obligations of a contractor or offeror under those additional provisions.

3.14 Indemnity

a. **Except as otherwise provided in the Section entitled, Infringement, Supplier shall indemnify, hold harmless, and defend AT&T, its Affiliates, and their agents and employees (collectively, the "Indemnified Parties"), in accordance with this Section, against any Loss arising from or in connection with, or resulting from, the Materials or Services furnished by Supplier or Supplier acts or omissions with respect to this Agreement. Subject to AT&T's obligation to reimburse Supplier as set forth in paragraph (e) below, Supplier's duty to indemnify, hold harmless, and defend the Indemnified Parties against Loss extends only to Loss that may be caused or alleged to be caused in part, by the negligence of**

Indemnified Parties to the fullest extent that such indemnification is permitted by applicable law

b. "Loss" includes any liability, loss, claim, demand, suit, cause of action, settlement payment, cost and expense, interest, award, judgment, damages (including punitive damages), diminution in value, liens, fines, fees, penalties, and Litigation Expense. "Litigation Expense" means any court filing fee, court cost, arbitration fee, and each other fee and cost of investigating or defending an indemnified claim or asserting any claim for indemnification or defense under this Agreement, including Attorney's Fees, other professionals' fees, and disbursements. "Attorney's Fees" include a charge for the service of in-house counsel at the market rate for independent counsel of similar experience.

c. Without limiting the foregoing provisions of this section, Supplier also agrees to indemnify, hold harmless and defend the Indemnified Parties in the event that any federal, state or local governmental agency or any of Supplier's current or former applicants, agents, employees or subcontractors, or agents or employees of Supplier's subcontractors assert claims arising out of the employment relationship with Supplier, or otherwise with respect to performance under this Agreement, including but not limited to claims, charges and actions arising under Title VII of the Civil Rights Act of 1964, as amended, The Equal Pay Act, the Age Discrimination in Employment Act, as amended, The Rehabilitation Act, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, the Family and Medical Leave Act, Workers' Compensation laws, the National Labor Relations Act and any other applicable federal, state or local Laws. Supplier's duties to indemnify, hold harmless and defend the Indemnified Parties under this section include, but are not limited to, any liability, cause of action, lawsuit, penalty, claim or demand, administrative proceeding in which any of the Indemnified Parties is named as or alleged to be an "employer" or "joint employer" with the Supplier. The foregoing indemnity obligation shall be in addition to any other indemnity obligations of Supplier set forth in this Agreement.

d. AT&T shall notify Supplier in writing, and with reasonable promptness, of any claim, demand, suit, cause of action or legal proceeding that may give rise to a claim against Supplier for defense. If AT&T fails to give notice, Supplier is still obligated to indemnify, hold harmless and defend the Indemnified Parties, except that Supplier is not liable for any Litigation Expense that AT&T incurs before the time when notice is given.

e. At the request of AT&T, Supplier shall conduct AT&T's defense (employing counsel reasonably acceptable to AT&T), at Supplier expense, against any claim, demand, suit or cause of action within the scope of paragraph (a) above. At its own option, AT&T may employ separate counsel, including in-house counsel, to conduct the Indemnified Parties' defense against such a claim. AT&T and Supplier shall cooperate in the defense of any

such claim. Supplier may control the defense and settlement of such a claim, but if the settlement of a claim may have an adverse effect on the Indemnified Parties, then Supplier shall not settle such claim without the consent of AT&T, and AT&T shall not unreasonably withhold or delay its consent. To the extent that Supplier pays any part of a judgment, award or settlement with respect to the Loss and any other expenses related to the resolution of the Loss, including costs, interest, and reasonable Attorneys' Fees, as a result of being self-insured or as a result of insurance coverage being insufficient to cover the amount of the judgment, award or settlement, upon final resolution of the claim, demand, suit or cause of action, AT&T shall reimburse Supplier for the pro-rata portion of any such payment based on the Indemnified Parties' fault relative to Supplier's fault. If the Indemnified Parties are required to take any action to enforce their indemnity rights under this Agreement or to assume the defense of any claim, demand, suit or cause of action for which they are entitled to receive an indemnity under this Agreement because of Supplier's failure to promptly assume such defense, then the Indemnified Parties may also recover from Supplier any reasonable Attorney's Fees and other costs of enforcing their indemnity rights or assuming such defense.

f. Subject to AT&T's obligation to reimburse Supplier as set forth in paragraph (e) above, AT&T has no duty to indemnify, hold harmless or defend Supplier against Loss arising from or in connection with, resulting from, or relating to this Agreement or the performance of any Party to this Agreement.

g. Subject to AT&T's obligation to reimburse Supplier as set forth in paragraph (e) above, Supplier shall have no right of, nor shall Supplier bring, any claim or action for contribution, or subrogation against any of the Indemnified Parties nor shall Supplier implead any of them in any action brought by another, based on injury to the person or death arising out or relating to Supplier performance under this Agreement. . If, through any such action, Supplier ever acquires a lien on a judgment against any of the Indemnified Parties, then Supplier shall assign such lien to AT&T. Supplier waives any immunity from indemnification that Supplier may hold, by virtue of Supplier compliance with its Workers' compensation obligations in any jurisdiction, even if such immunity arises under the constitution or statutes of such jurisdiction (such as, for example, Section 35, Article II, of the Ohio Constitution and Sections 4123.74 and 4123.741 of the Ohio Revised Code).

h. Notwithstanding anything to the contrary contained in this Section, the Parties intend that any amount for which any of the Indemnified Parties might otherwise have an obligation of reimbursement to Supplier for its pro-rata portion pursuant to this Section will be net of any insurance proceeds or other amounts paid by Supplier's insurance company or any other entity ("Insurance Proceeds") that actually reduce the amount that Supplier is required to pay on account of a Loss. Accordingly, the amount with respect to which AT&T is required to reimburse Supplier its pro-rata portion will be reduced by any Insurance Proceeds theretofore actually paid on behalf of Supplier in respect of the related Loss. If

Supplier receives a reimbursement required by this Section from AT&T in respect of the Indemnified Parties' pro-rata share of the amount of any Loss and subsequently receives Insurance Proceeds or the benefit of any payments made for Supplier or on its behalf by any insurance company or other entity with respect to such Loss, then Supplier will pay to AT&T, within fifteen (15) days after such receipt of Insurance Proceeds or benefit of any payments, an amount equal to the excess of the reimbursement that Supplier received from AT&T over the amount of the reimbursement that would have been due under this Section from AT&T if the Insurance Proceeds had been received, realized or recovered before the reimbursement was made by AT&T. An insurer that would otherwise be obligated to pay any amount as a result of a Loss shall not be relieved of the responsibility with respect thereto or, by virtue of the indemnification or reimbursement provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "wind-fall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification or reimbursement provisions hereof. Supplier shall have a good faith obligation to seek to collect or recover any Insurance Proceeds that may in any way be available to reduce the amount of any Loss.

3.15 Information

a. In connection with this Agreement, including Supplier's performance of its obligations hereunder and AT&T's receipt of Work, either Party may find it beneficial to disclose to the other Party (which may include permitting or enabling the other Party's access to) certain of its Information. For the purpose of this clause, AT&T's disclosure of Information to Supplier includes any Information that Supplier receives, observes, collects, handles, stores, or accesses, in any way, in connection with this Agreement. Information of a disclosing Party shall be deemed to be confidential or proprietary only if it is clearly marked or otherwise identified by the disclosing Party as being confidential or proprietary, provided that if it is orally or visually disclosed (including Information conveyed to an answering machine, voice mail box or similar medium), the disclosing Party shall designate it as confidential or proprietary at the time of such disclosure. Notwithstanding the foregoing, a disclosing Party shall not have any such obligation to so mark or identify, or to so designate, Information that the disclosing Party discloses to or is otherwise obtained by the other Party's employees, contractors, or representatives (i) who are located on the disclosing Party's premises; (ii) who access the disclosing Party's systems; or (iii) who otherwise obtain AT&T Information and/or AT&T Customer Information in connection with this Agreement; any such Information so disclosed shall automatically be deemed to be confidential and proprietary. Additionally, the failure to mark or designate information as being confidential or proprietary will not waive the confidentiality where it is reasonably obvious, under the circumstances surrounding disclosure, that the Information is confidential or proprietary; any such Information so disclosed or obtained shall automatically be deemed to be confidential and proprietary. For greater certainty, Information provided by either Party to the other Party prior to the Effective Date of this Agreement in connection with the subject matter hereof, including any

such Information provided under a separate non-disclosure agreement (howsoever denominated) is also subject to the terms of this Agreement. Neither Party shall disclose Information under this Agreement that includes, in any form, any of the following: customer or employee personal information, credit card and credit related information, health or financial information, and/or authentication credentials.

b. With respect to the Information of the disclosing Party, the receiving Party shall:

   1. hold all such Information in confidence with the same degree of care with which it protects its own confidential or proprietary Information, but with no less than reasonably prudent care;

   2. restrict disclosure of such Information solely to its employees, contractors, and agents (and, in the case of AT&T, also to its Affiliates' employees, contractors, and agents) with a need to know such Information, advise such persons of their confidentiality obligations with respect thereto, and ensure that such persons are bound by obligations of confidentiality reasonably comparable to those imposed in this Agreement;

   3. use such Information only as needed to perform its obligations (and, if AT&T is the receiving Party, to receive the benefits of the Work provided) under this Agreement;

   4. except as necessary under the immediately preceding clause (3), not copy, distribute, or otherwise use any such Information or allow anyone else to copy, distribute, or otherwise use such Information; and ensure that any and all copies bear the same notices or legends, if any, as the originals; and

   5. upon the disclosing Party's request, promptly return, or destroy all or any requested portion of the Information, including tangible and electronic copies, notes, summaries, extracts, mail or other communications, and provide written certification within fifteen (15) business days to the disclosing Party that such Information has been returned or destroyed, provided that with respect to archival or back-up copies of Information that reside on the receiving Party's systems, the receiving Party shall be deemed to have complied with its obligations under this clause (5) if, upon restoration of such archival or back up copy(ies) it destroys such copies.

c. Except for Customer Information, neither Party shall have any obligation to the other Party with respect to Information which:

   1. at the time of disclosure was already known to the receiving Party free of any obligation to keep it confidential (as evidenced by the receiving Party's written records prepared prior to such disclosure);

   2. is or becomes publicly known through no wrongful act of the receiving Party (such obligations ceasing at the time such Information becomes publicly known);

3. is lawfully received from a third party, free of any obligation to keep it confidential;

4. is independently developed by the receiving Party or a third party, as evidenced by the receiving Party's written records, and where such development occurred without any direct or indirect use of or access to the Information received from the disclosing Party, or

5. the disclosing Party consents in writing to be free of restriction.

d. If a receiving Party is required to provide Information of a disclosing Party to any court or government agency pursuant to a written court order, subpoena, regulatory demand, request under the National Labor Relations Act (an "NLRA Request"), or process of law, the receiving Party must, unless prohibited by applicable law, first provide the disclosing Party with prompt written notice of such requirement and reasonable cooperation to the disclosing Party should it seek protective arrangements for the production of such Information. The receiving Party will (i) take reasonable steps to limit any such provision of Information to the specific Information required by such court or agency, and (ii) continue to otherwise protect all Information disclosed in response to such order, subpoena, regulation, NLRA Request, or process of law.

e. A receiving Party's obligations with respect to any particular Information of a disclosing Party shall remain in effect, including after the expiration or termination of this Agreement, until such time as it qualifies under one of the exceptions set forth in clause (c) above. Notwithstanding anything to the contrary herein, Customer Information shall remain confidential indefinitely and shall never be disclosed or used without the prior written approval of an authorized representative of AT&T.

f. Notwithstanding anything to the contrary in this Agreement (including in this Section), Supplier understands and acknowledges that Supplier information related to installation, operation, repair, or maintenance shall not be considered confidential or proprietary, and AT&T may disclose any such information for purposes of installing, operating, repairing, replacing, removing, and maintaining the Material.

3.16 Infringement

a. **<u>Definitions</u>. For purposes of this Section:**

1. "Indemnified Parties" shall mean AT&T and its Affiliates, as well as their respective agents, distributors, and customers, individually or collectively, as the case may be.

2. "Loss" shall mean any liability, loss, claim, demand, suit, cause of action, settlement payment, cost, expense, interest, award, judgment, damages (including, without limitation, punitive and exemplary damages and increased damages for willful infringement), liens, fines, fees, penalties, and Litigation Expense.

3. "Litigation Expense" means any court filing fee, court cost, arbitration fee, and each other reasonable fee and cost of investigating or defending an indemnified claim or asserting any claim for indemnification or defense under this Agreement, including without limitation reasonable attorneys' fees and other professionals' fees, and disbursements.

4. "Provided Elements" shall mean any products, hardware, software, interfaces, systems, content, services, processes, methods, documents, materials, data or information, or any functionality therein, provided to any Indemnified Party by or on behalf of Supplier (including, without limitation, by any of Supplier's sub-suppliers or distributors) pursuant to this Agreement (including, without limitation, under any order, statement of work, exhibit, or other document under, subordinate to, or referencing this Agreement).

b. Obligations.

1. Supplier shall indemnify, hold harmless, and defend (which shall include, without limitation, cooperating with AT&T as set forth below in the defense of) the Indemnified Parties against any Loss resulting from, arising out of or relating to any allegation, threat, demand, claim or lawsuit brought by any third party ("Covered Claim"), regardless of whether such Covered Claim is meritorious, of:

a) a) infringement (including, without limitation, direct, contributory and induced infringement) of any patent, copyright, trademark, service mark, or other Intellectual Property Right in connection with the Provided Elements, including, for example, any Covered Claim of infringement based on:

(1) making, repair, receipt, use, importing, sale or disposal (and offers to do any of the foregoing) of Provided Elements (or having others do any of the foregoing, in whole or in part, on behalf of or at the direction of the Indemnified Parties), or

(2) use of Provided Elements in combination with products, hardware, software, interfaces, systems, content, services, processes, methods, documents, materials, data or information not furnished by Supplier, including, for example, use in the form of the making, having made or using of an apparatus or system, or the making or practicing of a process or method unless the function performed by the Provided Elements in such combination is of a type that is neither normal nor reasonably anticipated for such Provided Elements (a "Combination Claim");

or

b) misappropriation of any trade secret, proprietary or non-public information in connection with the Provided Elements;

any and all such Loss referenced in this Section b ("Obligations") being hereinafter referred to as a "Covered Loss."

2. Insofar as Supplier's obligations under paragraph b.1. result from, arise out of, or relate to a Covered Claim that is a Combination Claim, Supplier shall be liable to pay only its Proportionate Share of the Covered Loss associated with such Combination Claim. The

"Proportionate Share" payable by Supplier shall be a portion of the Covered Loss determined, not at AT&T's sole discretion, but rather on an objectively fair and equitable basis (taking into account the relevant facts and circumstances and using the same standards that would be applied by a court or other neutral adjudicator under applicable law) to be attributable to Supplier based on the relative materiality of the role played by the applicable Provided Elements in the Combination Claim. If Supplier believes AT&T's assessment of Supplier's Proportionate Share is not fair and equitable, then Supplier's Proportionate Share shall be determined, insofar as possible, through good faith negotiation between the Parties; provided, however, that a failure of the Parties to agree on Supplier's Proportionate Share shall not relieve Supplier of its obligations to pay its Proportionate Share under this Section. Supplier shall make payments in satisfaction of its Proportionate Share obligation whenever such payments become due. In no event shall Supplier be liable, with regard to a Combination Claim, for more than its Proportionate Share.

3. AT&T shall have sole control over the defense of (i) any Combination Claim and (ii) any other Covered Claim that involves Supplier and one or more other suppliers of AT&T or its Affiliates ((i) and (ii) being hereinafter referred to separately and collectively as a "Compound Claim"). Supplier shall cooperate in every reasonable way with AT&T to facilitate the defense and may, at its option and at its own expense, participate with AT&T in the defense with counsel of its own choosing. Where AT&T controls the defense under this paragraph, AT&T shall make good faith efforts to enter into a reasonable joint defense or common interest agreement with Supplier.

4. Insofar as Supplier's obligations under paragraph b.1. result from, arise out of, or relate to <u>other</u> than a Compound Claim, Supplier may control the defense of the Covered Claim provided that, promptly upon any of the Indemnified Parties' giving Supplier written notice of the Covered Claim, Supplier delivers to AT&T a written, properly executed, unconditional, irrevocable, and binding promise to fully indemnify and hold harmless the Indemnified Parties from and against all Losses related to the Covered Claim as provided under this Section. In the event that Supplier controls the defense of the Covered Claim, Supplier shall retain as its lead counsel, subject to AT&T's approval, one or more competent attorneys from a nationally recognized law firm who have significant experience in litigating intellectual property claims of the type at issue; and the Indemnified Parties may, at their option and expense, participate with Supplier in the defense of such Covered Claim.

5. AT&T shall notify Supplier promptly of any Covered Claim; provided, however, that any delay in such notice shall not relieve Supplier of its obligations under this Section, except insofar as Supplier can show that such delay actually and materially prejudiced Supplier.

6. In no event shall Supplier settle, without AT&T's prior written consent, any Covered Claim, in whole or in part, in a manner that would require any Indemnified Party to

discontinue or materially modify its products or services (or offerings thereof). In no event shall Supplier enter into any agreement related to any Covered Claim or to the Intellectual Property Rights asserted therein that discharges or mitigates Supplier's liability to the third-party claimant but fails to fully discharge all of AT&T's liabilities as to the Covered Loss.

c. Continued Use of Provided Elements Upon Injunction.

Without in any manner limiting the foregoing indemnification, if, as a result of a Covered Claim, (i) Indemnified Parties' rights under this Agreement are restricted or diminished; or (ii) an injunction, exclusion order, or other order from a court, arbitrator or other competent tribunal or governmental authority preventing or restricting the Indemnified Parties' use or enjoyment of the Provided Elements ("Adverse Judicial Order") is issued, imminent, or reasonably likely to be issued, then, in addition to its other obligations set forth in this Section, Supplier, in any case at its sole expense (or, in the case of a Combination Claim, at its fairly and equitably apportioned expense) and at no loss, cost or damage to the Indemnified Parties or their customers, shall use commercially reasonable efforts to obtain for the Indemnified Parties the right to continue using or conducting other activities with respect to the Provided Elements (or, in the case of a Combination Claim, shall use commercially reasonable efforts, in cooperation as reasonably needed with other interested parties, to obtain for the Indemnified Parties the right to continue using or conducting other activities with respect to the Provided Elements in the combination at issue); provided that if Supplier is unable to obtain such right, Supplier shall, after consulting with and obtaining the written approval of the Indemnified Parties, provide modified or replacement non-infringing Provided Elements that are (or, in the case of a Combination Claim, shall use commercially reasonable efforts, in cooperation as reasonably needed with other interested parties, to provide a modified or replacement non-infringing combination, with the Provided Elements being modified or replaced as needed therein, that is) equally suitable and functionally equivalent while retaining the quality of the original Provided Elements and complying fully with all the representations and warranties set forth in this Agreement; provided further that if Supplier is unable in this way to provide such modified or replacement non-infringing Provided Elements, AT&T shall have the right, at its option and without prejudice to any other rights or remedies that AT&T has in contract, law or equity: (i) to terminate this Agreement or relevant purchase or funding commitments hereunder; and/or (ii) to require Supplier, as applicable, to remove, accept return of, or discontinue the provision of the Provided Elements, to refund to AT&T the purchase price thereof or other monies paid therefor (subject, in the case of Provided Elements other than services, to reduction based on the amount of depreciation or amortization over the useful life of the Provided Elements at issue), and to reimburse AT&T for any and all reasonable out-of-pocket expenses of removing, returning, or discontinuing such Provided Elements.

d. Exceptions. Notwithstanding the foregoing, Supplier shall have no liability or obligation to any of the Indemnified Parties for that portion of a Covered Loss which is based on (and only to the extent such portion is based on):

1. use of the Provided Elements by the Indemnified Parties in a manner that constitutes a material breach of this Agreement; or

2. an unauthorized modification of the Provided Elements by an Indemnified Party; or

3. Supplier's contractually required conformance to the Indemnified Party's written specifications, unless any one or more of the following is true:

a) there was a technically feasible non-infringing means of complying with those specifications; or

b) the relevant specifications are designed to bring the Provided Elements into compliance with, or have the Provided Elements conform to, an industry standard; or

c) the Provided Elements are or have been provided by or on behalf of Supplier to any third party at any time; or

d) the Provided Elements are or have been available on the open market (i.e., provided or offered for general availability to all interested customers by a third party other than the third party who brought the Covered Claim against the Indemnified Parties) at any time; or

e) the relevant specifications for the Provided Elements are of Supplier's (or one or more of its sub-suppliers') origin, design, or selection.

OTHER LIMITATIONS OF LIABILITY NOT APPLICABLE. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY (AND WHETHER OR NOT SUCH A PROVISION CONTAINS LANGUAGE TO THE EFFECT THAT THE PROVISION TAKES PRECEDENCE OVER OTHER PROVISIONS CONTRARY TO IT), WHETHER EXPRESS OR IMPLIED, NONE OF THE LIMITATIONS OF LIABILITY (INCLUDING, WITHOUT LIMITATION, ANY LIMITATIONS REGARDING TYPES OF OR AMOUNTS OF DAMAGES OR LIABILITIES) CONTAINED ANYWHERE IN THIS AGREEMENT WILL APPLY TO SUPPLIER'S OBLIGATIONS UNDER THIS SECTION.

f. Notwithstanding any provision to the contrary in the Section entitled "Indemnity" or elsewhere in this Agreement, AT&T shall have no obligation to indemnify, defend, or hold harmless Supplier for any Loss resulting from, arising out of or relating to any allegation,

threat, demand, claim or lawsuit brought by any third party in connection with any intellectual property right or other proprietary right held or asserted by such third party.

3.17 Insurance

a. With respect to Supplier's performance under this Agreement, and in addition to Supplier's obligation to indemnify, Supplier shall at its sole cost and expense:

1. maintain the insurance coverages and limits required by this Section and any additional insurance and/or bonds required by Laws:

   i. at all times during the term of this Agreement and until completion of all Work associated with this Agreement, whichever is later; and
   ii. with respect to any coverage maintained in a "claims-made" policy, for two (2) years following the term of this Agreement or completion of all Work associated with this Agreement, whichever is later. If a "claims-made" policy is maintained, the retroactive date must precede the commencement of Work under this Agreement;

2. require each subcontractor who may perform Work under this Agreement or enter upon the Work site to maintain coverages, requirements, and limits at least as broad as those listed in this Section from the time when the subcontractor begins Work, throughout the term of the subcontractor's Work and, with respect to any coverage maintained on a "claims-made" policy, for two (2) years thereafter;

3. procure the required insurance from an insurance company eligible to do business in the state or states where Work will be performed and having and maintaining a Financial Strength Rating of "A-" or better and a Financial Size Category of "VII" or better, as rated in the A.M. Best Key Rating Guide for Property and Casualty Insurance Companies, except that, in the case of **Workers' Compensation** insurance, Supplier may procure insurance from the state fund of the state where Work is to be performed; and

4. provide to AT&T's third party administrator certificates of insurance stating the types of insurance and policy limits. Supplier shall provide or have the issuing insurance company provide at least thirty (30) days advance written notice of cancellation, non-renewal, or reduction in insurance coverage, terms, or limits. Without limitation to Supplier's obligation to obtain and maintain the insurance coverages described herein. Supplier shall deliver such certificates:

   i. prior to the commencement of work, but no later than forty-five (45) days following the Effective Date of the agreement if work has not commenced;
   ii. prior to expiration of any insurance policy required in this Section; and

iii. for any coverage maintained on a "claims-made" policy, for two (2) years following the term of this Agreement or completion of all Work associated with this Agreement, whichever is later.

b. The Parties agree that:

1. the failure of AT&T to demand such certificate of insurance or failure of AT&T to identify a deficiency will not be construed as a waiver of Supplier's obligation to maintain the insurance required under this Agreement;

2. the insurance required under this Agreement does not represent that coverage and limits will necessarily be adequate to protect Supplier, nor shall it be deemed as a limitation on Supplier's liability to AT&T in this Agreement;

3. Supplier may meet the required insurance coverages and limits with any combination of primary and Umbrella/Excess liability insurance; and

4. Supplier is responsible for any deductible or self-insured retention.

c. The insurance coverage required by this Section includes:

1. **Workers' Compensation** insurance with benefits afforded under the laws of any state in which the Work is to be performed and **Employers Liability** insurance with limits of at least:
$500,000 for Bodily Injury – each accident
$500,000 for Bodily Injury by disease – policy limits
$500,000 for Bodily Injury by disease – each employee
To the fullest extent allowable by Law, the policy must include a waiver of subrogation in favor of AT&T, its Affiliates, and their directors, officers and employees.
In states where **Workers' Compensation** insurance is a monopolistic state-run system, Supplier shall add **Stop Gap Employers Liability** with limits not less than $500,000 each accident or disease.

2. **Commercial General Liability** insurance written on Insurance Services Office (ISO) Form CG 00 01 12 04 or a substitute form providing equivalent coverage, covering liability arising from premises, operations, personal injury, products/completed operations, and liability assumed under an insured contract (including the tort liability of another assumed in a business contract) with limits of at least:
$2,000,000 General Aggregate limit
$1,000,000 each occurrence limit for all bodily injury or property damage incurred in any one (1) occurrence
$1,000,000 each occurrence limit for Personal Injury and Advertising Injury

$2,000,000 Products/Completed Operations Aggregate limit

The **Commercial General Liability** insurance policy must:

i. include AT&T, its Affiliates, and their directors, officers, and employees as Additional Insureds. Supplier shall provide a copy of the Additional Insured endorsement to AT&T. The Additional Insured endorsement may either be specific to AT&T or may be "blanket" or "automatic" addressing any person or entity as required by contract. A copy of the Additional Insured endorsement must be provided within sixty (60) days of execution of this Agreement and within sixty (60) days of each **Commercial General Liability** policy renewal;
ii. include a waiver of subrogation in favor of AT&T, its Affiliates, and their directors, officers and employees; and
iii. be primary and non-contributory with respect to any insurance or self-insurance that is maintained by AT&T.

3. **Business Automobile Liability** insurance with limits of at least $1,000,000 each accident for bodily injury and property damage, extending to all owned, hired, and non-owned vehicles.

4. **Umbrella/Excess Liability** insurance with limits of at least $1,000,000 each occurrence with terms and conditions at least as broad as the underlying Commercial General Liability, Business Auto Liability, and Employers Liability policies. **Umbrella/Excess Liability** limits will be primary and non-contributory with respect to any insurance or self-insurance that is maintained by AT&T.

5. **Fidelity or Crime** insurance covering employee dishonesty, including but not limited to dishonest acts of Supplier and its employees, agents, subcontractors and anyone under Supplier's supervision or control. Supplier shall be liable for money, securities or other property of AT&T. Supplier shall include a client coverage endorsement written for limits of at least $100,000 and shall include AT&T as Loss Payee.

6. **Professional Liability (Errors & Omissions)** insurance, inclusive of Media Liability coverage with limits of at least $5,000,000 each claim or wrongful act.

7. **Internet Liability and Network Protection (Cyberrisk)** insurance with limits of at least $1,000,000 each claim or wrongful act.

3.18 Invoicing and Payment

a. Supplier shall render a correct invoice in duplicate promptly after completing Delivery of all Services or Materials required by the Order (unless the Order or an Appendix specifies that Supplier may submit invoices for progress payments prior to Acceptance, as provided below). The invoice must specify in detail, to the extent applicable: (i) quantities of each ordered item, (ii) unit prices of each ordered item, (iii) whether the item is taxable and the amount of tax per item, (iv) item and commodity codes, (v) total amounts for each item, (vi) total amount of applicable sales or use taxes, (vii) discounts, (viii) shipping charges (if any, unless shipment is FOB Origin), and (ix) total amount due. Except as provided in the provision for progress payments, AT&T shall initiate payment to Supplier no later than sixty (60) days after performance of Service and receipt of an accurate invoice after Acceptance (as determined under the Section entitled "Delivery, Performance and Acceptance"); provided that if any payment is due on a Saturday, Sunday or State or Federal holiday, then AT&T may pay Supplier on the following business day. If AT&T disputes any invoice rendered or amount paid, AT&T shall so notify Supplier. The Parties shall use their best efforts to resolve invoicing and payment disputes expeditiously, and AT&T is not obligated to make any payment against a disputed or incorrect invoice until the dispute is resolved or the error corrected. Invoices received by AT&T more than one (1) year after the Delivery of Services or Materials are untimely and AT&T has no obligation to pay such invoices.

   If Supplier elects to participate in a Supplier Financing Program, the sixty (60) day period set forth above for payment of a Supplier invoice shall be extended to ninety (90) days for all invoices submitted through the Supplier Financing Program. If Supplier terminates or is terminated from participation in a Supplier Financing Program or otherwise submits an invoice directly to AT&T, the time for payment of invoices shall be sixty (60) days for invoices received directly from Supplier.

b. Invoices for or including freight charges must be accompanied by legible copies of prepaid freight bills, express receipts or bills of lading supporting the invoice amounts. Such invoices must include (i) carrier's name, (ii) date of shipment, (iii) number of pieces, (iv) weight, and (v) freight classification.

c. AT&T may deduct any setoff or recoupment claims that it or its Affiliates may have against Supplier from amounts due or to become due to Supplier, whether under this Agreement or otherwise. Supplier shall pay any amount due to AT&T or its Affiliates that is not applied against the invoiced amounts within thirty (30) days after written demand by AT&T. Notwithstanding the foregoing,

d. If an Order or an Appendix specifies that Supplier may submit invoices for progress payments prior to Acceptance, Supplier is permitted to submit invoices at the end of each month and AT&T shall initiate progress payments to Supplier sixty (60) days after receipt of such invoices. Such progress payments are not to exceed ninety percent (90%) of the price of satisfactorily completed

Work at the time of billing, as determined by AT&T. Supplier shall earmark and apply such progress payments to expenses incurred for Services or Material used in performance of the Order for AT&T.

3.19 Labor Disputes

a. In the event of a labor dispute between AT&T and the union(s) representing AT&T's employees, AT&T may exercise its right to modify the Scope of Work under any Order on immediate notice, including postponing, reducing, or terminating the Services to be provided under the Order and due to be performed after the commencement of a labor dispute. AT&T acknowledges and agrees that the exercise of such right may result in a delay in the resumption of Services when requested by AT&T.

b. The rights and obligations of the Parties under this Section are in addition to, and not a limitation of, their respective rights under the Section entitled "Amendments and Waivers".

3.20 Limitation of Damages

In no event is AT&T liable to Supplier for any consequential or incidental damages, however caused, based on any theory of liability.

3.21 Most Favored Customer

Supplier represents and warrants that all prices, benefits, warranties and other terms and conditions in this Agreement are and, during the term of this Agreement, will continue to be no less favorable to AT&T than those currently being offered or that will be offered by Supplier to any of its similarly situated customers. Supplier shall review and have an officer of its company certify its compliance with this Section to AT&T semi-annually. This certification shall be sent to AT&T's addressee listed under the Section entitled "Notices."

3.22 Non-Exclusive Market

This Agreement does not grant Supplier any right or privilege to provide to AT&T any Work of the type described in or purchased under this Agreement. Except for obligations arising under an Order, this Agreement does not obligate AT&T to purchase or license any such Work. AT&T may contract with other manufacturers and vendors for the procurement or trial of Work comparable to that described in or purchased under this Agreement, and AT&T may itself perform such Work.

3.23 Notices

a. Each Party giving or making any notice, consent, request, demand, or other communication (each, a "Notice") pursuant to this Agreement must give the Notice in writing and use one of the following methods, each of which for purposes of this Agreement is a writing: in person; first class mail with postage prepaid; Express Mail, Registered Mail, or Certified Mail (in each case, return receipt requested and postage prepaid); internationally recognized overnight courier (with all fees prepaid); or email. If Notice is given by e-mail, it must be confirmed by a copy sent by

any one of the other methods. Each Party giving Notice shall address the Notice to the appropriate person (the "Addressee") at the receiving Party at the address listed below:

Maslow Media Group, Inc.

Maslow Media Group, Inc.
2233 Wisconsin Avenue, NW, Suite 400
Washington, DC 20007
Attn: Nick Tsahalis
Email Address: ntsahalis@maslowmedia.com
Business Number: 202-965-1100, x106

AT&T Services, Inc.

AT&T
4119 Broadway
Room 650A16
San Antonio, TX 78209
Attn: Notices Administrator
Email Address: g06586@att.com

b. A Notice is effective only if the Party giving notice has complied with the foregoing requirements of this Section and the Addressee has received the Notice. A Notice is deemed to have been received as follows:

1. If a Notice is delivered by first class mail, five (5) days after deposit in the mail;

2. If a Notice is furnished in person, or sent by Express Mail, Registered Mail, or Certified Mail, or internationally recognized overnight courier, upon receipt as indicated by the date on the signed receipt;

3. If a Notice is sent by e-mail, upon successful transmission to the recipient's email account, if such Notice is sent in time to allow it to be accessible by the Addressee before the time allowed for giving such notice expires, and a confirmation copy is sent by one of the other methods.

c. The addresses and telephone numbers to which Notices may be given to the Addressees of either Party may be changed by written Notice given by such Party to the other pursuant to this Section.

3.24 Offshore Work Activities

1) This Agreement covers the production, staffing and crewing activities ("Services") of Supplier and any Subcontractors ("Supplier Entities") required to film videos and produce

both live and delayed webcast productions by AT&T at locations outside of the United States ("Offshore Locations") in support of AT&T sponsoring and marketing activities/events taking place in the Unites States. To the extent that any Services at an Offshore Location are not under the direct supervision of an onsite AT&T employee from the AT&T Entertainment Group who will be responsible for the production, then all work by Supplier Entities must be pre-approved on a case-by-case basis for each Offshore Location by the AT&T Senior Vice-President of the AT&T Entertainment Group, or his or her delegate, having responsibility for the project. Additionally, there must also be approval for all projects at Offshore Locations by the Asset Protection Department.

2) AT&T shall have the right to withdraw its consent to the performance of Services at any specific Offshore Location by a Supplier Entity at any time in AT&T's sole discretion if (i) there has been a breach of the terms of this Agreement with respect to an Offshore Location, (ii) a violation of any laws or regulations with respect to the Services performed at such Offshore Location, or (iii) the continued performance of Services at said Offshore Location constitutes a risk to AT&T's financial or security interests or could reasonably damage AT&T's reputation, in which event Supplier Entities shall continue to perform such Services at an alternative Offshore Location that has been approved by AT&T in compliance with Subsection (1), above, or this Agreement may be terminated by AT&T.

3) Prior to performing any work activities that involve interconnecting with, or otherwise accessing or sending data files or streaming data to AT&T internal networks, Supplier Entities must be in compliance with all AT&T requirements for such interconnection, access or other activities.

4) Supplier shall remain fully responsible for compliance with any applicable foreign, federal, state or local law for such Services being performed by a Supplier Entity. Nothing contained within this Agreement is intended to extend, nor does it extend, any rights or benefits to any Subcontractor, and no third party beneficiary right is intended or granted to any third party hereby.

3.25 Order of Precedence

The terms of this Agreement govern all Orders for Work that AT&T may place with Supplier while this Agreement remains in effect. The Parties may not vary or supplement the terms of this Agreement, in connection with any Order, except by Special Terms and Conditions upon which both Parties have agreed. When Special Terms and Conditions are included in an Order and agreed upon, such take precedence over any inconsistent term of this Agreement, but only with reference to the transaction governed by that Order, and Special Terms and Conditions in an Order have no other force or effect. This Agreement shall govern in lieu of all other pre-printed or standardized provisions that may otherwise appear in any other paper or electronic record of either Party (such as

standard terms on order or acknowledgment forms, advance shipping notices, invoices, time sheets, and packages, shrink wrap terms, and click wrap terms).

3.26 Orders

AT&T may order Material and Services by submitting Orders in connection with this Agreement that are substantially in the form of Appendix J.

3.27 Ownership of Paid-For Development, Use and Reservation of Rights

a. **Ownership and Use of Rights and Items.** AT&T shall be the exclusive owner of all right, title, and interest in and to all Paid-For Development (defined below), including, without limitation, all Intellectual Property Rights therein and thereto. Supplier shall assign or have assigned to AT&T and hereby assigns to AT&T all Intellectual Property Rights in and to the Paid-For Development. "Paid-For Development" shall mean any and all Items to the extent produced or developed by or on behalf of Supplier or its employees, agents, or direct or indirect contractors or suppliers (and whether completed or in-progress), or forming part of any deliverable, pursuant to this Agreement (including, without limitation, under any statement of work, exhibit, order or other document under, subordinate to, or referencing this Agreement) (collectively "Agreements") for the development of which AT&T has been charged monies in one or more of the Agreements ("Development Fees"). Payment of standard license fees or standard maintenance and support fees shall not be deemed payment of Development Fees under this subsection. Paid-For Development shall always exclude all Excluded Materials, but shall include (without limitation) any modifications, alterations or updates of any Excluded Materials ("Enhancements") that otherwise fall within the definition of Paid-For Development ("Paid-For Enhancements"). AT&T's ownership of Paid-For Enhancements shall be subject to Supplier's underlying rights and ownership in Supplier's Excluded Materials.

"Items" shall mean any or all inventions, discoveries, ideas (whether patentable or not), and all works and materials, including but not limited to products, devices, computer programs, source codes, designs, files, specifications, texts, drawings, processes, data or other information or documentation in preliminary or final form, and all Intellectual Property Rights in or to any of the foregoing.

"Excluded Materials" shall mean: i) Supplier's Pre-Existing Materials; ii) Supplier's Independently Developed Materials; and iii) Supplier's Mere Reconfigurations.

"Supplier's Pre-Existing Materials" shall mean those Items owned by Supplier to the extent and in the form that they both existed prior to the date Supplier began any work under this Agreement and were created without any use of any AT&T Items. Supplier's Pre-Existing Materials shall not, however, include Paid-For Enhancements thereto.

"Supplier's Independently Developed Materials" shall mean those Items that have been developed by Supplier, or on Supplier's behalf, both i) without use of any AT&T Items; and ii) independently of any work performed under any Agreements.

"Supplier's Mere Reconfigurations" means those specific reconfigurations of Supplier's pre-existing software performed by Supplier, or on Supplier's behalf, but only to the extent that such reconfiguration is an alteration to such software which is strictly required to permit Supplier's software to function on AT&T's network or service platform. In no event shall Supplier's Mere Reconfigurations include enhancements, modifications, or updates that are not contained in Supplier's Pre-Existing Materials and that add any features, functionality, or capabilities.

"Intellectual Property Rights" means all patents (including all reissues, divisions, continuations, and extensions thereof) and patent applications, trade names, trademarks, service marks, logos, trade dress, copyrights, trade secrets, mask works, rights in technology, database rights, know-how, rights in content (including but not limited to performance and synchronization rights), or other intellectual property rights, protected under the laws of any domestic or foreign governmental authority having jurisdiction.

b. **License Grant to Excluded Materials.** If and to the extent that Supplier embeds any Excluded Materials in the Paid-For Development, Supplier hereby grants and promises to grant and have granted to AT&T and its Affiliates a royalty-free, nonexclusive, sublicensable, assignable, transferable, irrevocable, perpetual, world-wide license in and to the Excluded Materials and any applicable Intellectual Property Rights of Supplier to use, copy, modify, distribute, display, perform, import, make, sell, offer to sell, and exploit (and have others do any of the foregoing on or for AT&T's or any of its customers' behalf or benefit) the Excluded Materials but only as embedded in the Paid-For Development by Supplier.

c. **Further Acts and Obligations.** Supplier will take or secure such action (including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents or the giving of testimony) as may be reasonably requested by AT&T to evidence, transfer, perfect, vest or confirm AT&T's right, title and interest in any Paid-For Development. Supplier shall, in all events and without the need of AT&T's request, secure all Intellectual Property Rights in any Paid-For Development (and any licenses specified above in any Excluded Materials) from each employee, agent, subcontractor or sub-supplier of Supplier who has or will have any rights in the Paid-For Development or Excluded Materials.

d. **Reservation of Rights and Limited License.** Notwithstanding any other provision in this Agreement, AT&T is not transferring or granting to Supplier any right, title, or interest in or to (or granting to Supplier any license or other permissions in or to) any or all: a) Items created by or on behalf of AT&T or directly or indirectly provided to Supplier (in any form, including, without limitation, verbally) by or on behalf of AT&T or its third party providers ("AT&T Provided Items"); b) Paid-For Development or c) Intellectual Property Rights, including, without

limitation, any Intellectual Property Rights in or to any AT&T Provided Items or Paid-For Development. The sole exception to the foregoing reservation of rights is that AT&T hereby grants Supplier a limited, nonexclusive, non-transferable license (that shall automatically terminate upon the termination or expiration of this Agreement), under any rights owned by AT&T, to use the AT&T Provided Items and Paid-For Development solely as instructed by AT&T and to the extent necessary for Supplier to perform its obligations under this Agreement, subject further to the terms and conditions of this Agreement. In no way expanding the foregoing license, said license in no manner permits Supplier to (and Supplier hereby promises not to without the explicit prior written and signed consent of AT&T Intellectual Property, LLC ("ATTIP Consent")) make use of any AT&T Provided Items, Paid-For Development or AT&T Intellectual Property Rights either for the benefit of any third party or other than as instructed in writing by AT&T. (AT&T may be willing, in its sole discretion, to grant ATTIP Consent in exchange for appropriate additional compensation). Paid-For Development and AT&T Provided Items shall constitute AT&T Information under this Agreement.

3.28 Price

a. Supplier shall furnish Work at the prices set forth in Appendix B, or pursuant to firm prices quoted by Supplier for such Work, whichever prices are lower. The prices for all Work in Appendix B are subject to decrease by a writing signed by both Parties, but, if Supplier at any time makes a general price decrease, Supplier shall promptly notify AT&T in writing and extend such decrease to AT&T effective on the date of such general price decrease. The prices in Appendix B are not subject to increase except by mutual written agreement.

b. In the event that Supplier provides Work to AT&T through another entity with which AT&T has an agreement, such Work shall be provided at or below the rates specified in this Agreement. In addition, Supplier shall disclose the terms, conditions and pricing structure of this Agreement to the entity that is directly providing the Work.

3.29 Publicity

Supplier shall not use (a) AT&T's or its Affiliates' names, trademarks, service marks, designs, logos or symbols or (b) any language or pictures which could in AT&T's judgment imply AT&T or its Affiliates' identities, or an endorsement by AT&T, its Affiliates or any of its or their employees in any communication of whatever nature. Supplier shall refer to AT&T any questions from the media or third parties regarding the Work or Supplier's relationship with AT&T and shall not discuss the Work or Supplier's relationship with AT&T with the media or third parties.

3.30 Section Intentionally Omitted

3.31 Records and Audits

a. Supplier shall maintain complete and accurate records relating to the Work and the performance of this Agreement. AT&T and its auditors (including internal audit staff and external auditors)

and governmental authorities shall have the right to review such records ("AT&T Audits"), to verify the following:

1. the accuracy and integrity of Supplier's invoices and AT&T's payment obligations hereunder;
2. that the Work charged for was actually performed;
3. that the Services have been and are being provided in accordance with this Agreement;
4. the integrity of Supplier's systems that process, store, support, maintain, and transmit AT&T data;
5. the performance of Supplier's Subcontractors with respect to any portion of the Services; and
6. that Supplier and its Subcontractors are complying with Laws and principles of Citizenship and Sustainability.

b. Supplier shall provide and shall require that its Subcontractors provide to AT&T, its auditors (including internal audit staff and external auditors), and governmental authorities access at all reasonable times to:

1. any facility at which the Services or any portion thereof are being performed;
2. systems and assets used to provide the Services or any portion thereof;
3. Supplier employees and Subcontractor employees providing the Services or any portion thereof; and
4. all Supplier and Subcontractor records, including financial records relating to the invoices and payment obligations and supporting documentation, pertaining to the Services.

The scope of AT&T Audits shall also include:

1. practices and procedures used in performing the Services;
2. systems, communications and information technology used in performing the Services;
3. general controls and security practices and procedures;
4. supporting information and calculations regarding invoices and compliance with service requirements;
5. quality initiatives and quality assurance; and
6. compliance with the terms of this Agreement.

AT&T's access to the records and other supporting documentation shall include the right to inspect and photocopy Supplier's documentation and the documentation of its Subcontractors, and the right to retain copies thereof outside of their physical location with appropriate safeguards, if such retention is deemed reasonably necessary by AT&T.

c. AT&T Audits may be conducted once a year (or more frequently if requested by governmental authorities who regulate AT&T's business, if required by applicable Law or if auditors require follow-up access to complete audit inquiries or if an audit uncovers any problems or

deficiencies), upon at least ten (10) days advance notice (unless otherwise mandated by Law). Supplier will cooperate, and will ensure that its Subcontractors cooperate, in the AT&T Audits, and will make the information reasonably required to conduct the AT&T Audits available on a timely basis.

d. If, as a result of an AT&T Audit, AT&T determines that Supplier overcharged AT&T, then AT&T will notify Supplier of the amount of such overcharge and Supplier will promptly pay to AT&T the amount of the overcharge along with interest from the date of the overcharge. If any such AT&T Audit reveals an overcharge to AT&T during any 12-month period exceeding five percent (5%) of all charges in the aggregate paid by AT&T hereunder during such period, then Supplier will reimburse AT&T for the cost of such AT&T Audit. If, as a result of an AT&T Audit, AT&T determines that Supplier has not performed or has unsatisfactorily performed any obligation under this Agreement, then Supplier will promptly remedy the non-performance or unsatisfactory performance.

e. Supplier will maintain and retain the records set forth in Subsection (a) during the term of the Agreement and for three (3) years thereafter (unless a discovery or legal hold request is made with respect to such records, in which case Supplier shall retain such records until AT&T notifies Supplier that such discovery or legal hold request has expired). Supplier will provide AT&T, at AT&T's request, with paper and electronic copies of documents and information reasonably necessary to verify Supplier's compliance with this Agreement. Upon notification by AT&T of a discovery or legal hold request, Supplier shall fully cooperate with such request and immediately preserve any Supplier records covered by such request and promptly provide such Supplier records requested by AT&T related to the inquiry.

f. Except as provided in Subsection (d), all reasonable out-of-pocket costs and expenses incurred by AT&T in connection with an AT&T Audit shall be paid by AT&T. Supplier shall be solely responsible for all costs and expenses incurred by Supplier in connection with its obligations under this Section. In the event that either Party requires that an audit be performed by an independent auditor, unless otherwise specified herein, the Party requesting such independent auditor will be responsible for the costs and expenses associated with the independent auditor.

g. With respect to AT&T requests for audits or inspections of Supplier subcontractors, the following applies:

   i) If Supplier's agreement with its applicable subcontractor permits an AT&T Audit, AT&T shall be permitted to conduct such audit directly or through a third party representative. Supplier shall work with AT&T in facilitating the subcontractor's cooperation for an expeditious and thorough audit or inspection.

   ii) If Supplier's contract with its applicable subcontractor precludes AT&T from directly conducting an audit or inspection, Supplier shall use reasonable best efforts to enable AT&T

to perform an audit of the subcontractor with Supplier coordinating the audit process. Failing those efforts, Supplier shall, upon AT&T's request, conduct the audit or inspection on behalf of AT&T, subject to terms agreed to by Supplier and AT&T for the subcontractor audit, such as areas to be audited, applicable fees, and the timeframe for reporting audit results to AT&T. If AT&T's request for a Supplier audit or inspection arises from, in AT&T's good faith opinion, materially or consistently deficient Service provided by the subcontractor under AT&T's account, and the audit in both Parties' opinions confirms such deficiencies, Supplier shall not charge AT&T a fee for the Supplier's audit of its subcontractor.

3.32 Severability

If any provision of this Agreement or any Order is determined to be invalid, illegal, or unenforceable, the Parties agree that the remaining provisions of this Agreement or such Order shall remain in full force if both the economic and legal substance of the transactions contemplated by this Agreement or such Order are not affected in any manner that is materially adverse to either Party by severing the provision determined to be invalid, illegal, or unenforceable.

3.33 Supplier Citizenship and Sustainability

Supplier shall conduct business with an abiding respect for corporate citizenship, sustainability, and human rights ("Citizenship and Sustainability"). As such, to the extent Supplier has an existing Citizenship and Sustainability program, such program shall be no less stringent than AT&T's Principles of Conduct for Suppliers available at: http://www.attsuppliers.com/misc/SupplierSustainabilityPrinciples.pdf and the AT&T Human Rights in Communication Policy available at: http://www.att.com/Common/about_us/downloads/Human_Rights_Communications_Policy.pdf (as amended from time-to-time) ("AT&T Citizenship and Sustainability Policies"). In the event that Supplier does not have a Citizenship and Sustainability program, or such program does not address all areas addressed in the AT&T Citizenship and Sustainability Policies, Supplier shall conduct its business operations in a manner consistent with the AT&T Citizenship and Sustainability Policies.

Upon AT&T's request, Supplier shall provide to AT&T such information, reports, or survey responses as AT&T deems necessary to periodically monitor Supplier's business operations in the context of Citizenship and Sustainability. Supplier shall respond to such requests within timelines as set forth by AT&T.

3.34 Survival of Obligations

Obligations and rights under this Agreement or an Order that by their nature would reasonably continue beyond the termination or expiration of this Agreement or an Order (including those in the Sections entitled "AT&T Derived Information," "Compliance with Laws," "Information," "Indemnity," "Infringement," "Insurance," "Ownership of Paid-For Development, Use and Reservation of Rights," "Publicity," "AT&T Supplier Information Security Requirements (SISR)" and "Warranty") will survive the termination or expiration of this Agreement or such Order.

3.35 Taxes

a. Supplier shall invoice AT&T the amount of any federal excise, state, and local transaction taxes imposed upon the sale of Material and provision of Services under this Agreement. All such taxes must be stated as separate items on a timely invoice listing the taxing jurisdiction imposing the tax. Installation, labor and other non-taxable charges must be separately stated. AT&T shall pay all applicable taxes to Supplier that are stated on and at the time the Material or Services invoice is submitted by Supplier. Supplier shall remit taxes to the appropriate taxing authorities. Supplier shall honor tax exemption certificates, and other appropriate documents, which AT&T may submit, pursuant to relevant tax provisions of the taxing jurisdiction providing the exemption.

b. Supplier shall pay any penalty, interest, additional tax, or other charge that may be levied or assessed as a result of the delay or failure of Supplier, for any reason, to pay any tax or file any return or information required by law, rule or regulation or by this Agreement to be paid or filed by Supplier.

c. Upon AT&T's request, the Parties shall consult with respect to the basis and rates upon which Supplier shall pay any taxes or fees for which AT&T is obligated to reimburse Supplier under this Agreement. If AT&T determines that in its opinion any such taxes or fees are not payable, or should be paid on a basis less than the full price or at rates less than the full tax rate, AT&T shall notify Supplier in writing of such determinations, Supplier shall make payment in accordance with such determinations, and AT&T shall be responsible for such determinations. If collection is sought by the taxing authority for a greater amount of taxes than that so determined by AT&T, Supplier shall promptly notify AT&T. If AT&T desires to contest such collection, AT&T shall promptly notify Supplier. Supplier shall cooperate with AT&T in contesting such determination, but AT&T shall be responsible and shall reimburse Supplier for any tax, interest, or penalty in excess of AT&T's determination.

d. If AT&T determines that in its opinion it has paid Supplier for any taxes in excess of the amount that AT&T is obligated to pay Supplier under this Agreement, AT&T and Supplier shall consult in good faith to determine the appropriate method(s) of recovery of such excess payments, which method(s) may include, but is not limited to, (i) Supplier immediately refunding to AT&T such excess payments, (ii) Supplier crediting any excess payments against tax amounts or other payments due from AT&T if and to the extent Supplier can make corresponding adjustments to its payments to the relevant tax authority, and (iii) Supplier timely filing claims for refund and any other documents required to recover any excess payments and Supplier promptly remitting to AT&T all such refunds and interest received.

e. If any taxing authority advises Supplier that it intends to audit Supplier with respect to any taxes for which AT&T is obligated to reimburse Supplier under this Agreement, Supplier shall (i) promptly so notify AT&T, (ii) afford AT&T an opportunity to participate on an equal basis with Supplier in such audit with respect to such taxes and (iii) keep AT&T fully informed as to the progress of such audit. Each Party shall bear its own expenses with respect to any such audit, and the responsibility for any additional tax, interest or penalty resulting from such audit is to be

determined in accordance with the applicable provisions of this Taxes Section. Supplier's failure to comply with the notification requirements of this Taxes Section will relieve AT&T of its responsibility to reimburse Supplier for taxes only if Supplier's failure materially prejudiced AT&T's ability to contest imposition or assessment of those taxes.

f. In addition to its rights under Subsections c., d., and e. above with respect to any tax or tax controversy covered by this Taxes Section, AT&T is entitled to contest, pursuant to applicable law and tariffs, and at its own expense, any tax previously invoiced that it is ultimately obligated to pay. AT&T is entitled to the benefit of any refund or recovery of amounts that it has previously paid resulting from such a contest. Supplier shall cooperate in any such contest, but AT&T shall pay all costs and expenses incurred in obtaining a refund or credit for AT&T.

g. If either Party is audited by a taxing authority or other governmental entity in connection with taxes under this Taxes Section, the other Party shall reasonably cooperate with the Party being audited in order to respond to any audit inquiries in an appropriate and timely manner, so that the audit and any resulting controversy may be resolved expeditiously.

h. AT&T and Supplier shall reasonably cooperate with each other with respect to any tax planning to minimize taxes. The degree of cooperation contemplated by this Section is to enable any resulting tax planning to be implemented and includes, but is not limited to: (i) Supplier's installing and loading all of the Software licensed by AT&T, and retaining possession and ownership of all tangible personal property, (ii) Supplier's installing, loading and/or transferring the Software at a location selected by AT&T, and (iii) Supplier's Delivery of all of the Software in electronic form.

i. Supplier and any of its affiliates, as appropriate, receiving payments hereunder shall provide AT&T with a valid United States Internal Revenue Service ("IRS") Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY, or W-9 (or any successor form prescribed by the IRS). AT&T may reduce any payment otherwise due Supplier in connection with the sale of Material and provision of Services under this Agreement by the amount of any tax imposed on Supplier that AT&T is required to pay directly to a taxing or other governmental authority ("Withholding Tax"). Alternatively, if applicable law permits, AT&T agrees that it will honor a valid exemption certificate or other mandated document evidencing Supplier's exemption from payment of, or liability for, any Withholding Tax as authorized or required by statute, regulation, administrative pronouncement, or other law of the jurisdiction providing said exemption. AT&T shall provide Supplier with documentation evidencing withholding within a reasonable period of time.

3.36 Termination

a. **Termination for Convenience** – AT&T may at any time, for its own convenience and without cause, by providing Supplier written notice, terminate this Agreement and/or any Order placed hereunder in whole or in part. At the request of AT&T, Supplier shall Deliver the work-in-progress to AT&T. Except as provided in subsection e below, AT&T shall have no liability or obligation for such termination.

b. **Termination for Cause** - If either Party breaches any provision of this Agreement and/or any Order, and (i) if the breach is one that by its nature could be cured, and such breach is not cured within ten (10) days after the breaching Party receives written notice, or (ii) if the breach is one that by its nature cannot be cured, or (iii) if the breach is a violation of Laws, then, in addition to all other rights and remedies at law or in equity or otherwise, the non-breaching Party shall have the right upon written notice to immediately terminate this Agreement and/or any such Order without any obligation or liability. Failure of the non-breaching Party to immediately terminate this Agreement and/or any Order (x) following a breach which continues longer than such cure period, provided such breach has not been cured prior to the non-breaching Party's providing notice of termination, or (y) following a breach that cannot be cured or that constitutes a violation of Laws shall not constitute a waiver of the non-breaching Party's rights to terminate. If AT&T terminates an Order for cause, Supplier shall refund any amounts AT&T may have previously paid for Work that AT&T returns or does not Accept; and reimburse AT&T for any cost incurred in returning Material to Supplier and restoring AT&T's site to its previous condition. If AT&T returns or rejects any Material to which title has already passed, title in such Material shall revert to Supplier when Supplier satisfies its refund and reimbursement obligations under the preceding sentences. Supplier bears the risk that such Material may be lost or damaged in transit.

c. **Partial Termination** - Whenever law or a provision of this Agreement permits AT&T to terminate any Order, AT&T may, at its option, terminate such Order either in whole or in part. as determined pursuant to Section 3.9. If AT&T terminates an Order in part, AT&T shall pay for all Work through the termination date. at prices established under this Agreement or, if there are none, at prices calculated on the basis of such partially terminated Order. Unless a termination charge applies, AT&T has no obligation to pay for Work AT&T has not Accepted pursuant to Section 3.9.

d. **Termination of Related Orders** - Whenever law or a provision of this Agreement permits AT&T to terminate any Order, AT&T may also terminate such other Orders as are related to the same transaction or series of transactions as the Order in question.

e. **Termination Charges** -

1. Except as provided below, in the event AT&T terminates any Order for convenience or AT&T is in breach of any Order that precludes Supplier from completing Delivery, AT&T shall pay Supplier, as Supplier's sole and exclusive remedy for detriment resulting from AT&T's termination of or breach preventing Delivery under an Order, the lesser of:

   i. the price of such Work, as derived from the Order, or
   ii. the actual costs Supplier incurred to prepare the Material or perform the Services up to the date of termination, as determined under normal cost accounting methods, less salvage value, if salvage is permitted by AT&T. For purposes of this Section, "salvage value" includes the proceeds of the sale of the Material and Services to another customer and/or the costs Supplier avoids as a result of re-applying Material and Services to meet other

needs of AT&T, the needs of other customers, or Supplier's own internal needs within ninety (90) days following the Delivery Date scheduled in the Order. Supplier shall make reasonable efforts to maximize salvage value. All such costs, avoided costs, and values are subject to substantiation by proof satisfactory to AT&T before any payment may become due.

2. AT&T is not liable to Supplier for any detriment resulting from termination of an Order for Material not specially manufactured for AT&T when termination of such Order occurs more than thirty (30) days before the Delivery Date.

3. If AT&T incurs a termination charge as provided in this Section, and AT&T or an Affiliate places an Order for Work equivalent to that for which such termination charge is incurred within sixty (60) days after AT&T incurs such termination charge, then Supplier shall refund such termination charge to AT&T.

4. AT&T is not liable for any termination charges, apart from payment for Services rendered through the termination date, in any case, when termination results from the agreement of the Parties.

f. **Obligations upon Expiration or Termination** - Upon expiration or termination of this Agreement or any Order, Supplier shall, upon the request of AT&T: (i) return all papers, materials and property of AT&T held by Supplier and (ii) provide reasonable assistance as may be necessary for the orderly, non-disrupted continuation of AT&T's business. Supplier also agrees to assist AT&T in coordinating the transfer of the provision of the Services to a successor supplier, which shall include continuing to provide the required level of Services until the date of expiration or termination and providing the successor supplier with all pertinent information about the Services.

3.37 Third Party Administrative Services

a. Supplier acknowledges that a third party administrator will perform certain administrative functions for AT&T in relation to this Agreement. Such administrative functions may include:

1. Collecting and verifying certificates of insurance;
2. Providing financial analysis;
3. Verifying certifications under the Section entitled "Utilization of Minority, Women, and Disabled Veteran Owned Business Enterprises"; and
4. Collecting and verifying Supplier profile information.

b. Supplier shall cooperate with such third party administrator in its performance of such administrative functions and shall provide such data as from time to time the third party administrator may request. Further, notwithstanding any other provision of this Agreement, Supplier agrees that AT&T may provide any information regarding Supplier to such third party

administrator. AT&T shall contractually require the third party administrator to maintain confidentiality of Supplier's information with rights to use it solely for purposes of the administrative functions. Supplier agrees to pay the third party administrator an annual fee for the performance of these administrative functions, which annual fee shall not exceed three hundred dollars ($300.00), and a one time set-up fee of thirty dollars ($30.00).

3.38 Third Party Beneficiaries

The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any person or entity, except the Parties hereto, any rights or remedies hereunder. There are no third party beneficiaries of this Agreement, and this Agreement shall not provide any third person or entity with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

3.39 Transaction Costs

Except as expressly provided in this Agreement or an Order, each Party shall bear its own fees and expenses (including the fees and expenses of its agents, representatives, attorneys, and accountants) incurred in connection with the negotiation, drafting, execution, and performance of this Agreement and the transactions it contemplates.

3.40 Utilization of, Minority, Women and Disabled Veteran Owned Business Enterprises

a. **Supplier shall submit annual participation plans in the form set forth at http://www.attsuppliers.com no later than the Effective Date and by December 31 of each calendar year thereafter, establishing Supplier's goals for the upcoming reporting period for participation by minority owned business enterprises ("MBE"), women owned business enterprises ("WBE") and disabled veteran business enterprises ("DVBE"), with "participation" expressed as a percentage of aggregate estimated annual purchases by AT&T for the reporting period.**

b. **By the tenth day following the close of each calendar month, Supplier shall, in a format and manner acceptable to AT&T, report actual results of its efforts to meet the goals set forth in the applicable participation plan during the preceding calendar month. When reporting results, Supplier shall count only expenditures with entities that are certified as MBE, WBE, or DVBE firms by third party certifying agencies recognized by AT&T, as listed on http://www.attsuppliers.com.**

3.41 Warranty

a. Supplier warrants (i) that Material furnished hereunder will be delivered in accordance with industry standards, free from all security interests, liens and encumbrances; (ii) that Supplier conveys good title to Material, and that transfer of title to AT&T is rightful title, and (iii) that Material furnished hereunder shall conform to applicable Specifications

b. Supplier warrants that Services provided hereunder will be performed in a professional manner, in compliance with the Specifications, and with the care, skill and diligence, and in accordance with the applicable standards, currently recognized in Supplier's profession or industry.

c. Supplier warrants that neither the Material nor the Services will infringe any patent, copyright, trademark, trade secret or other intellectual property right. The foregoing warranties are in addition to all other warranties, express, implied, or statutory. Moreover, as of the Effective Date, no third party claim has been alleged against Supplier that the Material or Services provided hereunder infringes upon any third party's intellectual property rights.

d. Supplier warrants that Supplier has all necessary skills, rights, financial resources, and authority to enter into this Agreement and related Orders, including the authority to provide or license the Material or Services if Supplier does not solely own all intellectual property rights in such Material or Services.

e. Supplier warrants that all Services and Material provided to AT&T hereunder shall be tested prior to Delivery to ensure that all Material and/or Services are in strict compliance with the Specifications, and that Material will not contain Harmful Code or Vulnerabilities at any time. Testing will include complete regression and interaction testing and load, unit and integration testing when applicable.

f. All warranties will survive inspection, Acceptance, payment and use. The warranty period for Material and Services shall be the longer of the warranty period stated in the Order, the Specifications, the applicable OEM's warranty, or one (1) year. The warranty period in all cases shall commence upon Acceptance by AT&T.

3.42 Work Done By Others

If any part of Supplier's Work is dependent upon Work performed by others or subcontracted consistent with the terms herein, Supplier shall inspect and promptly report to AT&T any defect that renders such other Work unsuitable for Supplier's proper performance. Supplier's silence shall constitute approval of such other Work as fit, proper and suitable for Supplier's performance of its Services or provision of Material. Any use of, including any changes to the use of, a Subcontractor must be approved by AT&T in writing before commencement of the Work. Supplier shall provide to AT&T, upon request, information about the Subcontractor including the identity of, the location of, and a complete description of the activities to be performed by such Subcontractor. Where a portion of the Work is approved to be subcontracted, Supplier remains fully responsible for performance thereof and shall be responsible to AT&T for the acts and omissions of any Subcontractor. Nothing in this Agreement shall create any contractual obligation or other liability of AT&T to any Subcontractor or its employees. Supplier agrees to bind every Subcontractor to terms consistent with the terms of this Agreement.

4.0 Special Terms

4.1 Access

a. When appropriate, Supplier shall have reasonable access to AT&T's or AT&T's Customer's premises during normal business hours, and at such other times as may be agreed upon by the Parties to enable Supplier to perform its obligations under this Agreement. Supplier shall coordinate such access with AT&T's designated representative prior to visiting such premises. Supplier will ensure that only persons employed by Supplier or subcontracted by Supplier will be allowed to enter AT&T's or AT&T's Customer's premises. If AT&T requests Supplier or its subcontractor to discontinue furnishing any person provided by Supplier or its subcontractor from performing Work on AT&T's or AT&T's Customer's premises, Supplier shall immediately comply with such request. Such person shall leave AT&T's or AT&T's Customer's premises immediately and Supplier shall not furnish such person again to perform Work on AT&T's or AT&T's Customer's premises without AT&T's written consent. The Parties agree that, where required by governmental regulations, Supplier will submit satisfactory clearance from the U.S. Department of Defense and/or other federal, state or local authorities.

b. AT&T may require Supplier or its representatives, including employees and subcontractors, to exhibit identification credentials, which AT&T may issue to gain access to AT&T's or AT&T's Customer's premises for the performance of Services. If, for any reason, any Supplier representative is no longer performing such Services, Supplier shall immediately inform AT&T. Notification shall be followed by the prompt delivery to AT&T of the identification credentials, if issued by AT&T. Supplier agrees to comply with AT&T's corporate policy requiring Supplier or its representatives, including employees and subcontractors, to exhibit their company photo identification in addition to the AT&T issued photo identification when on AT&T's or AT&T's Customer's premises.

c. Supplier shall ensure that its representatives, including employees and subcontractors, while on or off AT&T's or AT&T's Customer's premises, will (i) perform Work which conforms to the Specifications, (ii) protect AT&T's material and AT&T's Customer's buildings and structures, (iii) perform Work which does not interfere with AT&T's business operations, and (iv) perform such Work with care and due regard for the safety, convenience and protection of AT&T and AT&T's Customers, their employees, and property.

d. Supplier shall ensure that all persons furnished by Supplier work harmoniously with all others when on AT&T's or AT&T's Customer's premises.

4.2 AT&T Derived Information

a. Definitions.

i. "AT&T Data Assets" means the following:

1. Customer Information,

2. AT&T employee personal, health or financial information to the extent received or collected by or on behalf of Supplier in connection with this Agreement, and

3. Data in any form from AT&T's network, hardware and/or software components that, in connection with this Agreement, was either:

A. collected by Supplier or on Supplier's behalf; or
B. received or stored by Supplier or on Supplier's behalf.

The term "AT&T Data Assets" does not include any data that came to be in the possession or control of Supplier by a lawful manner that was unrelated to this Agreement and independent of Supplier's relationship with AT&T, even if such data is otherwise identical to AT&T Data Assets and even if the source of such data was an AT&T customer; provided, however, that nothing herein in any way alters or dilutes the Parties obligations to otherwise comply with the relevant provisions of this Agreement including the provisions relating to AT&T Data Assets and Customer Information.

ii. "AT&T Derived Information" means any information, whether anonymous or not, resulting from processing AT&T Data Assets – either alone or in combination with other data - by or on behalf of Supplier. As used herein, "processing" includes, without limitation, aggregation, de-identification, enhancement (e.g., joining with other data sets), reformatting, manipulation, modification, analysis, translation, condensation, compilation, analysis and evaluation.

b. Rights and Obligations.

i. AT&T Derived Information

1. Prohibitions. Supplier is prohibited from causing (on its own or via a third party) the following (collectively referred to as "Prohibitions"):

A. the creation or use of any AT&T Derived Information and
B. with regard to AT&T Derived Information, any act or omission that would violate this Agreement's restrictions on Supplier's use of Information.

2. Notice. Supplier shall promptly notify AT&T if Supplier reasonably believes that any of the Prohibitions in this subsection may have been violated.

3. Rights. Supplier hereby assigns to AT&T all right, title and interest it may have in such AT&T Derived Information. Further, upon AT&T's request, Supplier shall promptly provide all or any requested portion of such AT&T Derived Information and provide written certification within fifteen (15) business days to AT&T that such AT&T Derived

Information has been returned. AT&T is not transferring or granting to Supplier any right, title, or interest in or to (or granting to Supplier any license or other permissions in or to) any or all AT&T Derived Information, including any right by Supplier to use the AT&T Derived Information.

4. Destruction. Upon request by AT&T, Supplier shall destroy AT&T Derived Information and cease use thereof, including any copies in Supplier's possession or under Supplier's control within ten (10) business days. Promptly thereafter, Supplier shall deliver to AT&T written certification of such destruction and cessation signed by an authorized representative of Supplier.

ii. AT&T Data Assets - Savings Clause. With regard to the types of data within the definition of AT&T Data Assets, this section is intended to supplement, but not to amend or alter, the other applicable provisions of this Agreement (e.g., provisions related to AT&T Information, Customer Information, SISR, Restricted Activities, etc.).

c. Applicability. The provisions of this Section shall apply to all AT&T Data Assets and AT&T Derived Information, regardless of whether such data and information was first received, collected, or created by Supplier before, on, or after the Effective Date of this Agreement.

4.3 AT&T Supplier Information Security Requirements (SISR)

Supplier shall comply with AT&T's Supplier Information Security Requirements (the "SISR") available at: http://www.attsuppliers.com/misc/ATT_SISR_Appx.pdf. Supplier further agrees to comply with the terms and conditions of the SISR, as may be changed from time-to-time by AT&T. Supplier shall cooperate fully with AT&T, including by completing checklists or similar documentation, to ensure that Customer Information, AT&T Derived Information, Software and/or computer systems Supplier develops, designs, supports and/or uses under this Agreement comply with the standards and requirements set forth in the SISR.

4.4 Background Checks

a. Supplier, with respect to the following requirements in this Section (collectively, "Background Checks") and subject to any federal, state, or local laws, rules or regulations which may limit any Supplier action otherwise required by this section, shall:

(i) make all reasonable and legally permitted efforts, including checking the background, and verifying the personal information to determine all information necessary to verify whether any Supplier employee, contractor or subcontractor and any employee or agent of any Supplier contractor or subcontractor ("Supplier Person") whom Supplier proposes to have perform any Service that permits Physical Entry or virtual or other access to AT&T's or its customers' systems, networks, or Information ("Access") at any time during the term:

(1) has been convicted of any felony, or has been convicted of any misdemeanor involving violence, sexual misconduct, theft or computer crimes, fraud or financial crimes, drug distribution, or crimes involving unlawful possession or use of a dangerous weapon ("Conviction") or
(2) is identified on any government registry as a sex offender ("Sex Offender Status"); and

(ii) in addition to the requirements of (i), perform a Drug Screen on any Supplier Person whom Supplier proposes to have Physical Entry onto AT&T's or its customers' premises and not permit any such Supplier Person presenting a positive Drug Screen to have Physical Entry onto AT&T's or its customers' premises.

Supplier shall comply with the obligations of Subsection a(i) above through the use of a third party service which shall perform a review of applicable records for those counties, states, and federal court districts in which a proposed Supplier Person has identified as having resided, worked, or attended school in the previous ten (10) years, unless a shorter period is required by any federal, state, or local law.

b. Supplier acknowledges and agrees that it is Supplier's sole and exclusive responsibility to determine whether a Supplier Person's Conviction or Sex Offender Status has a reasonable relationship to the individual's fitness or trustworthiness to perform the Service, subject to any federal, state, or local restrictions on the consideration of criminal convictions in making employment decisions and whether such Supplier Person should be permitted Access during the term under the terms of this Agreement and in compliance with all federal, state, and local laws, unless an exception is granted by AT&T under paragraph e. of this Section.

c. Supplier represents and warrants to AT&T that, to the best of its knowledge, n[illegible]lier Person has (i) falsified any of his or her Identification Credentials, or (ii) failed to disclose any material information in the hiring process relevant to the performance of any Service. Supplier shall not permit any Supplier Person who has falsified such Identification Credentials or failed to disclose such information to perform any Service that permits Access.

d. The following definitions apply:

1. "Physical Entry" means that an individual (i) is permitted to bodily enter, on an unsupervised (or badged) basis, into secured areas not available to the general public, or (ii) is permitted on a regular basis to have supervised or escorted bodily access into secured areas not available to the general public for more than thirty (30) days in the aggregate annually.

2. "Identification Credentials" includes, with respect to each Supplier Person, his or her Social Security number, driver's license, educational credentials, employment history, home address, and citizenship indicia.

3. "Drug Screen" means the testing of any individual for the use of illicit drugs (including opiates, cocaine, cannabinoids, amphetamines, and phencyclidine (PCP)).

e. The failure of Supplier to comply with the requirements of this Section shall be considered a material breach of this Agreement. Notwithstanding any of the foregoing, exceptions for individual Supplier Persons may be granted by AT&T on a case-by-case basis.

4.5 Business Continuity Plan

Supplier shall maintain and upon AT&T's request, promptly furnish to AT&T Supplier's Business Continuity Plan that complies with the requirements set forth in Appendix F – Business Continuity Plan Requirements (BCPR) available at http://attsuppliers.com/downloads/Business-Continuity-Plan-Requirements-BCPR.pdf, and incorporated herein by reference, which may be changed from time-to-time by AT&T.

4.6 Change Control and Procedures

a. The Parties agree that all changes to this Agreement and to an Order must be in writing and signed by the Party against whom enforcement is sought. Any change to an Order shall take the form of a Change Order. The Parties agree to follow a process substantially similar to that specified in Appendix M.

b. In the event either Party desires to change an Order, the following procedures will apply:

1. The Party requesting the change will deliver a Change Order (Appendix M) to the other Party. The Change Order will describe the nature of the change, the reason for the change, and the effect the change will have on the Scope of Work, which may include changes to Material and/or Services, and the Delivery schedule.

2. The Parties will review and evaluate the proposed Change Order and negotiate in good faith the changes and any charges, if any, required to implement the Change Order. If the Parties agree to the proposed Change Order, the Parties' authorized representatives will execute the Change Order, indicating their acceptance of the changes.

3. Upon execution of the Change Order, said Change Order will be incorporated into, and made a part of, the applicable Order.

4. Supplier agrees that AT&T will not be liable for paying Supplier for changes Supplier makes to the Order without a properly executed Change Order in place as described herein.

c. AT&T in its sole discretion may deny any Supplier initiated change in the Scope of Work and/or pricing specified in an Order. Supplier shall under no condition perform any additional Work over the original Scope of Work specified in an Order without a fully executed Change Order.

d. All requests for payment for Work performed under a Change Order must be accompanied by the executed Change Order.

e. Whenever there is a conflict between the terms and conditions set forth in an executed Change Order and those set forth in the original Order, or previously executed Change Order, the terms and conditions of the most recent executed Change Order shall control.

4.7 Customer Information

a. As between Supplier and AT&T, title to all Customer Information and customer proprietary network information ("CPNI") (as that term is defined in Section 222 of the Communications Act of 1934, 47 U.S.C. 222, as amended ("Section 222")) shall be in AT&T. Except as otherwise provided herein, no license or rights to any Customer Information are granted to Supplier hereunder.

b. Supplier acknowledges that Customer Information received may be subject to certain privacy laws and regulations and requirements, including requirements of AT&T. Supplier shall consider Customer Information to be private, sensitive and confidential. Accordingly, with respect to Customer Information, Supplier shall comply with all applicable privacy laws and regulations and requirements, including, but not limited to, the CPNI restrictions contained in Section 222. Accordingly, Supplier shall:

1. not use any CPNI to market or otherwise sell products to AT&T's customers, except to the extent necessary for the performance of Services for AT&T or as otherwise approved or authorized by AT&T in this Agreement or in writing;
2. make no disclosure of Customer Information to any party other than AT&T, except to the extent necessary for the performance of Services for AT&T or except such disclosure required under force of law; provided that Supplier shall provide AT&T with notice immediately upon receipt of any legal request or demand by a judicial, regulatory or other authority or third party to disclose or produce Customer Information; Supplier shall furnish only that portion of the Customer Information that is legally required to furnish and shall provide reasonable cooperation to AT&T should AT&T exercise efforts to obtain a protective order or other confidential treatment with respect to such Customer Information;
3. not incorporate any Customer Information into any database other than in a database maintained exclusively for the storage of AT&T's Customer Information;
4. not incorporate any data from any of Supplier's other customers, including Affiliates of AT&T, into AT&T's customer database;
5. make no use whatsoever of any Customer Information for any purpose except to comply with the terms of this Agreement;
6. make no sale, license or lease of Customer Information to any other party;
7. restrict access to Customer Information to only those employees of Supplier that require access in order to perform Services under this Agreement;

8. prohibit and restrict access or use of Customer Information by any of Supplier's other customers, Supplier's Affiliates, or third parties except as may be agreed otherwise by AT&T;
9. promptly return all Customer Information to AT&T upon expiration or termination of this Agreement or applicable schedule or Order, unless expressly agreed or instructed otherwise by AT&T; and
10. immediately notify AT&T upon Supplier's awareness of (i) any breach of the above-referenced provisions, (ii) any disclosure (inadvertent or otherwise) of Customer Information to any third party not expressly permitted herein to receive or have access to such Customer Information, or (iii) a breach of, or other security incident involving, Supplier's systems or network that could cause or permit access to Customer Information inconsistent with the above-referenced provisions, and such notice shall include the details of the breach, disclosure or security incident. Supplier shall fully cooperate with AT&T in determining, as may be necessary or appropriate, actions that need to be taken including, but not limited to, the full scope of the breach, disclosure or security incident, corrective steps to be taken by Supplier, the nature and content of any customer notifications, law enforcement involvement, or news/press/media contact etc., and Supplier shall not communicate directly with any AT&T customer without AT&T's consent, which such consent shall not be unreasonably withheld.

4.8 Electronic Data Interchange (EDI)

a. At the request of AT&T, the Parties shall exchange Orders, payments, acknowledgements, invoices, remittance notices, and other records ("Data") electronically, in place of tangible documents. In such case, AT&T shall also designate whether the Parties shall exchange Data by direct electronic or computer systems communication between AT&T and Supplier, or indirectly through third party service providers with which either Party may contract or a single AT&T designated third party service provider with which each Party shall contract independently ("Provider"), to translate, forward and/or store such Data. If the Parties exchange Data directly, they agree to exchange it in accordance with the Telecommunications Industry Forum EDI Guidelines for use of American National Standards Institute (ANSI) Accredited Standards Committee X12 transaction sets, unless they mutually agree to a proprietary format or another standard such as Extensible Markup Language (XML).

b. The following additional conditions apply to any such exchanges:

   1. Garbled Transmissions: If any Data is received in an unintelligible, electronically unreadable, or garbled form, the receiving Party shall promptly notify the originating Party (if identifiable from the received Data) in a reasonable manner. In the absence of such notice, the originating Party's record of the contents of such Data shall control.
   2. Signatures: Each Party will incorporate into each EDI transmission an electronic identification consisting of symbols or codes ("Signature"). Each Party agrees that any

predetermined Signature of such Party included in or affixed to any EDI transmission shall be sufficient to verify that such Party originated, "signed" and "executed" such transmission. Neither Party shall disclose to any unauthorized person the Signatures of the Parties hereto.

3. Statute of Frauds: The Parties expressly agree that all Data transmitted pursuant to this Section shall be deemed to be a "writing" or "in writing" for purposes of Section 2-201 of the Uniform Commercial Code ("UCC") or any other applicable Law requiring that certain agreements be in writing and signed by the party to be bound thereby. Any such Data containing or having affixed to it a Signature shall be deemed for all purposes: (i) to have been "signed" and "executed"; and (ii) to constitute an "original" when printed from electronic files or records established and maintained in the normal course of business.
4. Method of Exchange: Each Party shall be responsible for its own costs to provide and maintain the equipment, software and services necessary to effectively and reliably transmit and receive Data, and the associated charges of any Provider with which it contracts. Supplier shall be solely responsible for the cost of storing its information or Data on a Provider's computer network, which may be retrieved by AT&T at no additional charge to AT&T by Supplier. Either Party may change a Provider upon thirty (30) days' prior written notice to the other Party, except that if a single Provider for both Parties has been designated by AT&T, then AT&T may change the Provider upon thirty (30) days' prior written notice to Supplier.
5. Warranty of Data Integrity: Supplier represents and warrants that Data and/or information either transmitted to AT&T by Supplier or stored by Supplier on a Provider's network for access by AT&T a) does not contain any Harmful Code or Vulnerability, and b) does not infringe or violate any third party's copyright, patent, trademark, trade secret or other proprietary rights or rights of publicity or privacy. Supplier further represents and warrants that all product and pricing information provided in its catalogues either stored on a Provider's network or transmitted to AT&T by Supplier is current, accurate and complete. In the event more favorable prices or terms appear in Data transmitted to AT&T by Supplier than appear in Supplier's current catalogue, AT&T will be entitled to the more favorable prices or terms contained in the Data.

4.9 Entry on AT&T Property

a. If the performance of the Services provided hereunder requires Supplier's entry upon property owned or controlled by AT&T, Supplier is hereby notified that AT&T presumes for safety planning purposes that all tile and sheet/rolled vinyl flooring contains asbestos unless verified otherwise through sampling of the material and that AT&T-owned buildings constructed prior to 1981 may contain other asbestos containing materials ("ACM") and/or presumed asbestos containing materials ("PACM"). All AT&T buildings, regardless of age, may also contain both natural and manmade conditions and/or activities involving risk of harm. AT&T has not inspected such property for the purposes of this Agreement and has not taken any efforts to

discover or make safe dangerous conditions or activities for the purpose of Supplier's performance of Services.

b. If ACM or PACM is indicated on AT&T's premises, it is AT&T's responsibility to assure that the ACM/PACM does not present a hazard while Supplier conducts work operations on the premises. If it is determined that Supplier's work, other than drilling or cutting/lifting of asbestos-containing flooring, will potentially disturb ACM/PACM, releasing asbestos fibers into the air, AT&T must have a contractor meeting the requirements of applicable Laws remove the asbestos prior to Supplier's performing work in the area.

c. Upon entering AT&T's premises, Supplier shall be responsible for inspecting the Services site for visually obvious unsafe conditions and taking the necessary safety precautions for protection of Supplier, its employees, and its agents and ensuring a safe place for performance of the Services. As a material condition of this Agreement, Supplier, for itself and its employees and agents, assumes all risk of visually obvious, and reasonably avoided dangers associated with the property.

d. Supplier hereby releases AT&T from any, and all claims or causes of action in connection with the responsibilities assumed by Supplier in Section c above, and agrees to indemnify, hold harmless and defend AT&T, its Affiliates and its and their employees, agents, officers, and directors against any Loss arising therefrom or in connection therewith, in accordance with the Section of this Agreement entitled "Indemnity."

4.10 Independent Contractor

Supplier hereby represents and warrants to AT&T that:

a. Supplier is engaged in an independent business and will perform all obligations under this Agreement as an independent contractor and not as the agent or employee of AT&T;

b. Supplier's personnel performing Services shall be considered solely the employees of Supplier and not employees or agents of AT&T;

c. Supplier has and retains the right to exercise full control of and supervision over the performance of the Services and full control over the employment, direction, assignment, compensation, and discharge of all personnel performing the Services;

d. Supplier is solely responsible for all matters relating to compensation and benefits for all of Supplier's personnel who perform Services. This responsibility includes (i) timely payment of compensation and benefits, including, but not limited to, overtime, medical, dental, and any other benefit, and (ii) all matters relating to compliance with all employer obligations to withhold employee taxes, pay employee and employer taxes, and file payroll tax returns and information returns under local, state and federal income tax laws, unemployment compensation insurance

and state disability insurance tax laws, social security and Medicare tax laws, and all other payroll tax laws or similar laws with respect to all Supplier personnel providing Services;

e. Supplier shall indemnify, hold harmless and defend AT&T, its Affiliates, and their agents and employees, from all Loss related to Supplier's failure to comply with the immediately preceding paragraph, in accordance with the Section entitled "Indemnity."

4.11 Section Intentionally Omitted

4.12 Section Intentionally Omitted

4.13 Notification of Injury or Damage

Supplier shall promptly notify AT&T of any injury, death, loss or damage to persons, animals, or property which is in any way related to the Work performed under this Agreement, even though such occurrence was not caused or contributed to by Supplier, its employees and agents.

4.14 Payment Card Industry-Data Security Standard Compliance (PCI-DSS)

To the extent Supplier processes, transmits, and/or stores credit cardholder data and/or related transaction status for or on behalf of AT&T, Supplier must be Payment Card Industry-Data Security Standards certified, as that standard is maintained and updated by the Payment Card Industry Security Standards Council on www.pcisecuritystandards.org, including any successor standard or website thereto. Supplier must be compliant with the standards prior to performing such services for AT&T, must have a plan in place to ensure continued compliance in the event of any change or update to the standard and must promptly submit a copy of Supplier's most recent executed Attestation of Compliance (AOC) to g18906@att.com. Supplier must also submit certifications of compliance on an annual basis and promptly following any modification or update to the standard in order to continue to provide payment card related services for AT&T.

4.15 Plant and Work Rules

Supplier will ensure that its employees and agents will, while on the premises of AT&T or at any other location while performing subcontracted Services under this agreement for AT&T, perform such Services in conformance with all AT&T rules and policies and the rules and policies of the customer with whom AT&T is the prime contractor. AT&T will have the right to have the Supplier personnel removed and replace Supplier Personnel who in AT&T's opinion are not conforming to AT&T's or its customer's rules or policies. In addition, Supplier agrees that, where required by government regulations, it will submit satisfactory clearance from the U. S. Department of Defense and/or other federal or state authorities concerned.

4.16 Previous Services for AT&T

a. Supplier will determine whether each individual who performs Services for AT&T has performed Work as an employee or temporary worker for AT&T, or any AT&T Affiliate, in the six (6) months preceding the individual's proposed commencement of Work for AT&T. Supplier will

provide AT&T with written notice of any individuals who meet the foregoing criteria. AT&T may require that Supplier provide another individual to perform the Work.

b. Supplier will ensure that no individual providing Services in connection with an Order submitted by AT&T provides Services to AT&T for more than thirty-six (36) consecutive months, unless AT&T provides written authorization for the individual to perform Services for more than thirty-six (36) consecutive months.

4.17 Reimbursable Expenses

AT&T is not responsible for any travel, meal or other business related expense incurred by Supplier, whether or not incurred in its performance of its obligations under this Agreement, unless reimbursement of expenses is expressly authorized in this Agreement or an Order pursuant to this Agreement. If reimbursement of expenses is so authorized, in order to be reimbursable, each and every such expense must comply with the requirements of AT&T's Vendor Expense Policy, a copy of which is located at http://www.attsuppliers.com/downloads/Vendor-Expense-Policy.pdf. The Vendor Expense Policy may be changed from time to time by AT&T. Supplier must provide in a timely manner receipts and other documentation as required by the Vendor Expense Policy and such additional documentation or information requested by AT&T to substantiate expenses submitted by Supplier for reimbursement.

4.18 Section Intentionally Omitted

4.19 Right to Complete Work

a. AT&T reserves the right to take over the Work, including any Material, and complete the Work under this Agreement without prejudice to any other right or remedy it may have, upon written notice to the last known business address of the Supplier, if:

   1. Supplier fails to diligently perform the Work;
   2. Supplier is brought into bankruptcy proceeding, whether voluntary or involuntary, or makes an assignment for the benefit of its creditors, or is no longer financially responsible; or
   3. Supplier fails to promptly cure a material breach of any of the terms of this Agreement.

b. If AT&T completes the Work, the Supplier shall not be entitled to further payments under the Agreement, until the Work is completed and Accepted by AT&T.

4.20 Statement of Work

At any time during the term of this Agreement, AT&T may request Supplier to submit a bid to provide Work under a particular prime contract between AT&T and a customer of AT&T. If Supplier desires to do so and thereafter AT&T selects Supplier, the Parties shall enter into a separate, detailed Statement of Work which shall set forth the scope of the Work to be provided, the compensation to be paid to Supplier, descriptions, Deliverables, milestones/deadlines, Specifications and Acceptance criteria, as applicable and other applicable Special Terms and Conditions, including

any criteria and procedures for Acceptance of the Work ("Statement of Work"), which shall be referenced in or attached to an Order. Following receipt of an Order executed by the Parties, Supplier shall perform the Work for the particular prime contract in accordance with the provisions of the Order and the Statement of Work.

4.21 Subcontractors

Where a portion of the Work is subcontracted, Supplier remains fully responsible for performance thereof and shall be responsible to AT&T for the acts and omissions of any subcontractor. Any use of a subcontractor must be approved by AT&T before commencement of the Work. Supplier shall require all subcontractors performing Work on the project or who may enter upon the Work site to maintain the same insurance requirements as those set forth in the Insurance Section of this Agreement. Nothing in this Agreement shall create any contractual obligation or other liability of AT&T to any subcontractor or its employees. The Supplier agrees to bind every subcontractor to the terms of this Agreement and, specifically, to compliance with the Insurance Section of this Agreement.

4.22 Supplier's Audited Financial Statements

In the event that Supplier is not a publicly traded corporation, Supplier shall provide to AT&T (or its third party delegate), upon request and at no charge, its bona fide and unedited audited fiscal year financial statements and other financial documents as reasonably requested by AT&T to allow an assessment of Supplier's financial condition. If Supplier is a subsidiary of, is owned by, has a majority of its interest held by, or is controlled by an entity (e.g., a parent company) that is not a publicly traded corporation, then Supplier shall furnish such documents for both Supplier and its owning, controlling or parent company. If Supplier is a subsidiary of, is owned by, has a majority of its interest held by, or is controlled by an entity (e.g., a parent company) that is a publicly traded corporation, then Supplier shall furnish publicly available documents regarding its parent company.

4.23 Supplier's Responsibilities

Supplier is responsible for the safe performance of all Services done under this Agreement. AT&T does not undertake to provide Supplier, or third party subcontractors or their employees with a safe place to work, and Supplier is responsible for providing such a safe place to work. Supplier shall not be relieved of its duties with regard to the safe performance of the Services by reason of: (i) the presence, purported instructions, or advice of any AT&T inspector, employees or representative; (ii) any requirements, specifications or information contained in any maps, plans, drawings or instructions; (iii) any Material, supplies, tools, equipment or other items having been furnished by AT&T or AT&T's failure to furnish inspectors.

4.24 Technical Support

Supplier will provide, at no additional cost to AT&T, full and complete technical assistance to AT&T for any Materials priced separately from Services provisioned under this Agreement, including telephone assistance to assist with problem resolution. The availability or performance of

this technical support will not be construed as altering or affecting Supplier's obligations as set forth in the Warranty Section or as provided elsewhere in this Agreement. Technical support, including emergency support, will be provided on site twenty-four (24) hours a day. Supplier will provide to AT&T, and keep current, an escalation document that includes names, titles and telephone numbers, including after-hours telephone numbers, of Supplier personnel responsible for providing technical support to AT&T. Supplier will maintain a streamlined escalation process to speed resolution of reported problems.

5.0 Execution of Agreement

5.1 Transmission of Original Signatures and Executing Multiple Counterparts

Original signatures transmitted and received via facsimile or other electronic transmission of a scanned document (e.g., pdf or similar format) are true and valid signatures for all purposes hereunder and shall bind the Parties to the same extent as that of original signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute only one document.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

Maslow Media Group, Inc.	**AT&T Services, Inc.**
By: [signature]	By: [signature]
Printed Name: Nick Tsahalis	Printed Name: Lynn Allen Flood
Title: President	Title: Sr. Sourcing Manager-Global Supply Chain
Date: 5/12/17	Date: 5/11/2017

Appendices

Appendix A - Description of Material, Services & Deliverables

Supplier shall provide the following:

Supplier shall provide production services hereunder to include staffing (production, technical, IT and ancillary support), payrolling, crewing, webcasting, post-production, shoot videos, produce both live and delayed event webcasted productions and other foreign and domestic studio and field production (including production equipment as mutually agreed).

Only "Services" are "ordered" under the contract from MMG. "Material" refers to the result or creative work created because of the Services.
Supplier will be working side by side with AT&T personnel and services will be overseen by AT&T.

Appendix B - Price(s)

Supplier shall provide the Material and Services, including any applicable Deliverables, for the following:

	Recruited by AT&T	Recruited by MMG
W-2 Processing	21.00%	36.00%
1099 Processing	12.50%	25.00%
Expense Processing	5.00%	5.00%
Direct Placement		20.00%

Appendix C - Specifications

AT&T's Specifications and business requirements include:

1) Employer of Record. MMG is the employer of record for all workers covered by this Agreement ("Contingent Workers"); however, AT&T shall be responsible for supervising the services provided by the Contingent Workers. AT&T may assist in recruiting, screening, hiring, and evaluating Contingent Workers and may make recommendations with respect to compensation. To the extent practicable, MMG shall accept reasonable AT&T recommendations. MMG, however, shall retain ultimate control over such matters, subject to Sections 2.A and 2.F below.
2) Provision of Contract Employment Services. In addition to such other responsibilities as MMG may have by law or under other terms of this Agreement, MMG agrees to perform the following services.
   a) MMG shall serve as the employer of record, collecting, reporting, and paying all applicable federal, state, and local payroll taxes.
   b) MMG shall process and pay wages for Contingent Workers designated by AT&T.
   c) MMG shall classify Contingent Workers for FLSA status in accordance with the FLSA (i.e., exempt versus nonexempt). AT&T shall provide MMG with its proposed classification for each worker. MMG shall take into account but not be bound by the classification recommended by AT&T.
   d) If a Contingent Worker will be providing services to AT&T outside the continental United States, MMG shall obtain international workers compensation insurance and international general liability insurance at the surcharge required by the insurance company. MMG shall invoice AT&T for such charges as part of the regular invoicing process.
   e) If a background check is requested by AT&T, MMG shall obtain the requested background check at the charge by the agency being used. MMG shall invoice AT&T for such charges as part of the regular invoicing process.
   f) Optional Staffing. Upon request, the MMG point of contact will find a qualified placement for AT&T based on a detailed job description and approximate salary.
   g) MMG is responsible for processing worker onboarding documents and in compliance with these documents that include, but are not limited to, Contract Work Rules, Agreement Regarding Non-Employment Status with AT&T, Confidentiality and Invention Agreement, AT&T Travel Requirements, AT&T Code of Business Conduct and Non-Disclosure Agreement. These and other required documents to be processed by and in compliance with by MMG may change/update from time to time at AT&T's sole discretion.
3) Responsibilities of AT&T. In addition to such other responsibilities as AT&T may have by law or under other terms of this Agreement:
   a) AT&T shall use wage rates that comply with the minimum wage in effect in the location where the Contingent Worker works and shall report as overtime hours any time worked by a non-exempt employee in excess of forty (40) hours a week or in excess of any daily limit imposed by state or District of Columbia law.
   b) No Contingent Worker shall be entrusted with or permitted access to unattended premises of AT&T which contain cash, negotiable instruments, credit cards, charge slips or other valuables of any kind without the prior written approval of MMG. MMG will be responsible for any losses incurred.
   c) If AT&T requests training of Contingent Workers, then MMG will provide such training at an

additional charge to be agreed upon by MMG and AT&T.

d) AT&T maintains responsibility and management of all content and project work, while MMG maintains responsibility and management of all workers.
e) AT&T maintains the right of refusal and to offer recommendations based on performance in project work for any and all workers on MMG's AT&T worker payroll.
f) AT&T shall provide final approval on rates, scheduling and time sheets.

4) Billing and Payment
   a) AT&T will pay MMG for all payments not in dispute made to or on behalf of MMG employees, per the schedule presented in Appendix B.
   b) During the term of this Agreement, MMG shall have the right to pass through to AT&T all increases in payroll-related costs, insurance costs, wire transfer charges, surcharges for additional insurance, or any other costs agreed upon by the parties. MMG will give AT&T thirty (30) days notice of such increases when possible.

Appendix J - Order/Statement of Work

Order/Statement of Work

This Order is by and between Maslow Media Group, Inc., a Virginia corporation ("Supplier") and AT&T Services, Inc., a Delaware corporation ("AT&T"), and shall be governed pursuant to the terms and conditions of Agreement Number 60011.C (the "Agreement"). Any terms and conditions in this Order that modify or change the terms and conditions of the Agreement shall apply to this Order only.

1. **Description of Services and Deliverables**:

Services performed shall include but not be limited to:

____

____

____

2. **Term of Order:**

After all Parties have signed, this Order shall be effective on the last date signed by a Party ("Effective Date") and shall end on ____________ [State the expiration date here.]

3. **Personnel to Perform the Services**:

The personnel to perform such Services include:

____

____

____

4. **Location of Services:**

Location of Services shall be at the following location:

____

____

____

5. **Prices:**

____

6. **Payment:**

Payment for all Services shall be at the rate of:

7. **Invoices/Billing Information:**

Invoices and billing information are to be sent:

8. **Project Manager/Point of Contact:**

The project manager and/or point of contact shall be:

9. **Name of Affiliate Ordering Services**

10. Original signatures transmitted and received via facsimile or other electronic transmission of a scanned document, (e.g., .pdf or similar format) are true and valid signatures for all purposes hereunder and shall bind the Parties to the same extent as that of an original signature. This Order may be executed in multiple counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute only one document.

IN WITNESS WHEREOF, the Parties have caused this Order to be executed as of Effective Date.

Maslow Media Group, Inc.	**AT&T Services, Inc., as authorized representative of** AT&T Services, Inc.
By: ______________________	By: ______________________
Printed Name: ______________________	Printed Name: ______________________
Title: ______________________	Title: ______________________
Date: ______________________	Date: ______________________

Appendix M - Change Order Form

In reference to Section, Change Control, of the Professional Services (without software) Agreement for Subcontractor Services by and between AT&T Services, Inc. (AT&T) and Maslow Media Group, Inc. (Supplier), both Parties hereby certify, by the signature of an authorized representative, that this Change Order will amend and be fully incorporated into Order No. (to be inserted) governed by Agreement 60011.C.

1. **Reason for Change Order:**

2. **Changes to Order:**

3. **Impact (cost, schedule):**

4. **Purchase Order Issuance (If applicable):**

IN WITNESS WHEREOF, the Parties have caused this Change Order to be executed by their duly authorized representatives.

Maslow Media Group, Inc.	**AT&T Services, Inc.**
By: ____________________	By: ____________________
Printed Name: ____________________	Printed Name: ____________________
Title: ____________________	Title: ____________________
Date: ____________________	Date: ____________________